EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 10, 2010

among

AMEREN CORPORATION

and

UNION ELECTRIC COMPANY

as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Agent

BARCLAYS CAPITAL

BANK OF AMERICA, N.A.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Syndication Agents

J.P. MORGAN SECURITIES LLC

BARCLAYS CAPITAL

BANC OF AMERICA SECURITIES LLC

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Joint Arrangers and Joint Bookrunners

ARTICLE I

	DEFINITIONS

1.1.	Certain Defined Terms	1
1.2.	Terms Generally	22

	ARTICLE II

	THE CREDITS

2.1.	Commitment	23
2.2.	Required Payments; Termination	23
2.3.	Loans	24
2.4.	Competitive Bid Procedure	24
2.5.	Swingline Loans	26
2.6.	Letters of Credit	28
2.7.	Types of Advances	33
2.8.	Facility Fee; Letter of Credit Fees; Reductions in Aggregate Commitment and Borrower Sublimits	33
2.9.	Minimum Amount of Each Advance	34
2.10.	Optional Principal Payments	35
2.11.	Method of Selecting Types and Interest Periods for New Revolving Advances; Funding of Loans	35
2.12.	Conversion and Continuation of Outstanding Revolving Advances; No Conversion or Continuation of Eurodollar Advances After Default	36
2.13.	Interest Rates, etc	36
2.14.	Rates Applicable After Default	37
2.15.	Method of Payment	37
2.16.	Noteless Agreement; Evidence of Indebtedness	37
2.17.	Telephonic Notices	38
2.18.	Interest Payment Dates; Interest and Fee Basis	38
2.19.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans	39
2.20.	Lending Installations	39
2.21.	Non-Receipt of Funds by the Agent	39
2.22.	Replacement of Lender	40
2.23.	Extension of Borrowing Maturity Dates	40
2.24.	Defaulting Lenders	41
2.25.	Commitment Increases	43

	ARTICLE III

	YIELD PROTECTION; TAXES
3.1.	Yield Protection	44
3.2.	Changes in Capital Adequacy Regulations	45
3.3.	Availability of Types of Advances	45

3.4.	Funding Indemnification	46
3.5.	Taxes	46
3.6.	Lender Statements; Survival of Indemnity	49
3.7.	Alternative Lending Installation	49
3.8.	Allocation of Amounts Payable Among Borrowers	50

	ARTICLE IV

	CONDITIONS PRECEDENT

4.1.	Closing Date	50
4.2.	Each Subsequent Credit Extension	52

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES

5.1.	Existence and Standing	52
5.2.	Authorization and Validity	53
5.3.	No Conflict	53
5.4.	Financial Statements	53
5.5.	Material Adverse Change	53
5.6.	Taxes	54
5.7.	Litigation and Contingent Obligations	54
5.8.	Subsidiaries	54
5.9.	ERISA	54
5.10.	Accuracy of Information	54
5.11.	Regulation U	55
5.12.	Material Agreements	55
5.13.	Compliance With Laws	55
5.14.	Ownership of Properties	55
5.15.	Plan Assets; Prohibited Transactions	55
5.16.	Environmental Matters	56
5.17.	Investment Company Act	56
5.18.	Federal Energy Regulatory Commission; Authorization	56
5.19.	No Default or Unmatured Default	56

	ARTICLE VI

	COVENANTS

6.1.	Financial Reporting	57
6.2.	Use of Proceeds and Letters of Credit	58
6.3.	Notice of Default	58
6.4.	Conduct of Business	58
6.5.	Taxes	59
6.6.	Insurance	59
6.7.	Compliance with Laws; Federal Energy Regulatory Commission or Missouri Public Service Commission Authorization	59

6.8.	Maintenance of Properties	60
6.9.	Inspection; Keeping of Books and Records	60
6.10.	Merger	60
6.11.	Dispositions of Assets	60
6.12.	Indebtedness of Project Finance Subsidiaries, Investments in Project Finance Subsidiaries and Non-Material Subsidiaries and Other Investments; Acquisitions	63
6.13.	Liens	66
6.14.	Affiliates	69
6.15.	Financial Contracts	69
6.16.	Subsidiary Covenants	69
6.17.	Leverage Ratio	70

	ARTICLE VII

	DEFAULTS

	ARTICLE VIII

	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.	Acceleration	74
8.2.	Amendments	74
8.3.	Preservation of Rights	75

	ARTICLE IX

	GENERAL PROVISIONS

9.1.	Survival of Representations	75
9.2.	Governmental Regulation	75
9.3.	Headings	76
9.4.	Entire Agreement	76
9.5.	Several Obligations; Benefits of this Agreement	76
9.6.	Expenses; Indemnification	76
9.7.	Numbers of Documents	77
9.8.	Accounting	78
9.9.	Severability of Provisions	78
9.10.	Nonliability	78
9.11.	Confidentiality	79
9.12.	Lenders Not Utilizing Plan Assets	79
9.13.	Nonreliance	79
9.14.	Disclosure	79
9.15.	USA Patriot Act	79

	ARTICLE X

	THE AGENT

10.1.	Appointment; Nature of Relationship	80
10.2.	Powers	80
10.3.	General Immunity	80
10.4.	No Responsibility for Loans, Recitals, etc	80
10.5.	Action on Instructions of Lenders	81
10.6.	Employment of Agents and Counsel	81
10.7.	Reliance on Documents; Counsel	81
10.8.	Agent’s Reimbursement and Indemnification	81
10.9.	Notice of Default	82
10.10.	Rights as a Lender	82
10.11.	Independent Credit Decision	82
10.12.	Successor Agent	83
10.13.	Agent and Arrangers Fees	83
10.14.	Delegation to Affiliates	84
10.15.	Syndication Agent and Documentation Agents	84

	ARTICLE XI

	SETOFF; RATABLE PAYMENTS

11.1.	Setoff	84
11.2.	Ratable Payments	84

	ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.	Successors and Assigns	85

	ARTICLE XIII

	NOTICES

13.1.	Notices	88
13.2.	Change of Address	89

	ARTICLE XIV

	COUNTERPARTS

	ARTICLE XV

	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.	CHOICE OF LAW	89
15.2.	CONSENT TO JURISDICTION	89
15.3.	WAIVER OF JURY TRIAL	90

SCHEDULES

Commitment Schedule

Existing Letters of Credit Schedule

LC Commitment Schedule

Pricing Schedule

Schedule 1	-	Subsidiaries

Schedule 2	-	Liens

Schedule 3	-	Restrictive Agreements

Schedule 4	-	Regulatory Authorizations

Schedule 5	-	Contingent Obligations

Schedule 6	-	Non-Material Subsidiaries

EXHIBITS

Exhibit A	-	Form of Borrowers’ Counsel’s Opinion

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Loan/Credit Related Money Transfer Instruction

Exhibit E	-	Form of Promissory Note

Exhibit F	-	Subordination Terms

CREDIT AGREEMENT

This Credit Agreement dated as of September 10, 2010 (as amended from time to time, this “Agreement”), is entered into by and among Ameren Corporation, a Missouri corporation (the “Company”), its subsidiary Union Electric Company, d/b/a AmerenUE, a Missouri corporation (the “Borrowing Subsidiary” and, together with the Company, the “Borrowers”), the Lenders party hereto and JPMorgan Chase Bank, N.A., as Agent. The Obligations of the Borrowers under this Agreement will be several and not joint, and, except as otherwise set forth in Section 3.8 or 9.6(iii) of this Agreement, the Obligations of the Borrowing Subsidiary will not be guaranteed by the Company or any other subsidiary of the Company and the Obligations of the Company will not be guaranteed by the Borrowing Subsidiary or any other subsidiary of the Company. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date (other than the Illinois Merger and the Resources Transfer), by which a Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means (a) with respect to any Borrower, Revolving Loans (i) made by the Lenders to such Borrower on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans made to such Borrower of the same Type and, in the case of Eurodollar Loans, for the same Interest Period, (b) a Competitive Loan or group of Competitive Loans of the same type made on the same date and as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Affected Lender” is defined in Section 2.22.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise (with such percentage being calculated as if such beneficial owner had exercised all its rights to acquire such securities or interests).

“Agent” means JPMCB, not in its individual capacity as a Lender, but in its capacity as contractual representative of the Lenders pursuant to Article X, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $800,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.

“Agreement” is defined in the preamble hereto.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to the calculation of the financial ratio set forth in Section 6.17 (and the defined terms used in such Section), “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of June 30, 2010, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 hereof.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum and (iii) the sum of (x) (A) the Eurodollar Base Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) divided by (B) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, and (y) one percent (1.0%) per annum, provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service) at approximately 11:00 a.m. London time on such day.

“Applicable Fee Rate” means (a) with respect to the Facility Fee accruing for the account of either Borrower at any time, the applicable percentage rate per annum at such time with respect to such Borrower as set forth in the Pricing Schedule and (b) with respect to the LC Participation Fee for the account of either Borrower at any time, the applicable percentage rate per annum at such time with respect to such Borrower as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to any Borrower, with respect to Advances (other than any Advance made pursuant to Section 2.4) of any Type at any time, the percentage rate per annum which is applicable at such time to Advances of such Type to such Borrower, as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Barclays Capital, Banc of America Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and their respective successors, in their respective capacities as Joint Arrangers and Joint Bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 12.1, in the form of Exhibit C or any other form approved by the Agent and the Company.

“Attributable Indebtedness” means, as to any Sale and Leaseback Transaction at any time, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semiannual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease included in any such Sale and Leaseback Transaction or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

“Audrain Project” means the Chapter 100 financing transaction and agreements related thereto assigned by affiliates of NRG Energy, Inc. (“NRG”) to and assumed by the Borrowing Subsidiary as a part of its purchase of a combustion turbine generating facility located in Audrain County, Missouri (the “County”) pursuant to which (i) the Borrowing Subsidiary assumed a lease from the County of certain land and improvements, including the combustion turbine generating facility, and (ii) the Borrowing Subsidiary acquired NRG’s ownership of indebtedness issued by the County to finance the acquisition of such property.

“Augmenting Lender” has the meaning assigned to such term in Section 2.25(a).

“Authorized Officer” of any Borrower means any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer, assistant treasurer or vice president of such Borrower, acting singly.

“Availability Termination Date” means, as to any Borrower, the earlier of (a) the Maturity Date for such Borrower, (b) the reduction of the Borrower Sublimit of such Borrower to zero pursuant to Section 2.8.3 or termination of the obligation to make Loans to, or issue Letters of Credit for the account of, such Borrower pursuant to Section 8.1 and (c) the date of termination in whole of the Aggregate Commitment and the Commitments pursuant to Section 2.8.3 or Section 8.1.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest in, or the exercise of control over, such Person by a governmental authority or instrumentality thereof so long as such ownership interest or such exercise of control does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays Bank” means Barclays Bank PLC.

“Barclays Capital” means the investment banking division of Barclays Bank.

“BofA” means Bank of America, N.A.

“Borrower Credit Exposure” means, with respect to any Borrower at any time, the aggregate amount of (i) all Revolving Loans made to such Borrower and outstanding at such time, (ii) all Competitive Loans made to such Borrower and outstanding at such time, (iii) the portion of the LC Exposure at such time that is attributable to Letters of Credit issued for the account of such Borrower and (iv) all Swingline Loans made to such Borrower and outstanding at such time.

“Borrower Sublimit” means (a) as to the Company, $500,000,000 and (b) as to the Borrowing Subsidiary, $500,000,000, in each case as such sublimit may be reduced from time to time pursuant to Section 2.8.3.

“Borrowers” means the Company and the Borrowing Subsidiary and “Borrower” means either of the foregoing.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.11.

“Borrowing Subsidiary” means Union Electric Company, d/b/a AmerenUE, a Missouri corporation and a Subsidiary of the Company.

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change” is defined in Section 3.2.

“Change in Control” means, in respect of each Borrower, (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (ii) the Company shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances (except for such Liens or other encumbrances permitted by Section 6.13), outstanding shares representing 100% of the ordinary voting power represented by the issued and outstanding common stock of the Borrowing Subsidiary on a fully diluted basis, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were both (a) not nominated by the board of directors of the Company or a committee or subcommittee thereof to which such power was delegated and (b) not appointed by directors so nominated; provided that any individual who is so nominated in connection with a merger, consolidation, acquisition or similar transaction shall be included in such majority unless such individual was a member of the Company’s board of directors prior thereto.

“CILCO” means Central Illinois Light Company, d/b/a AmerenCILCO, an Illinois corporation and a subsidiary of the Company.

“CIPS” means Central Illinois Public Service Company, d/b/a AmerenCIPS, an Illinois corporation and a subsidiary of the Company and, following the consummation of the Illinois Merger, the successor by merger to CILCO and IP, including following the planned change of its corporate name from Central Illinois Public Service Company to Ameren Illinois Company or any other name.

“Closing Date” means September 10, 2010.

“Code” means the Internal Revenue Code of 1986 and any rule or regulation issued thereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8.3, (b) increased from time to time pursuant to Section 2.25 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.1. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, or in a Commitment Increase Amendment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.25(a).

“Commitment Increase Amendment” has the meaning assigned to such term in Section 2.25(a).

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Commitment Termination Date” means the third anniversary of the Closing Date.

“Commonly Controlled Entity” means, with respect to any Borrower, any trade or business, whether or not incorporated, which is under common control with such Borrower or any subsidiary of such Borrower within the meaning of Section 4001 of ERISA or that, together with such Borrower or any subsidiary of such Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Company” means Ameren Corporation, a Missouri corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.4.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.4.

“Competitive Loan” means a Loan made pursuant to Section 2.4.

“Consolidated Indebtedness” of a Person means at any time the Indebtedness of such Person and its Subsidiaries (or, solely in the case of the Company, its consolidated subsidiaries) which would be consolidated in the consolidated financial statements of such Person under Agreement Accounting Principles calculated on a consolidated basis as of such time; provided, however, that Consolidated Indebtedness shall exclude any Indebtedness incurred as part of any Permitted Securitization.

“Consolidated Net Worth” of a Person means at any time the consolidated stockholders’ equity, preferred stock and Hybrid Securities of such Person and its Subsidiaries (or, solely in the case of the Company, its consolidated subsidiaries) calculated on a consolidated basis in accordance with Agreement Accounting Principles; provided that for purposes of calculating Consolidated Net Worth, the amount of Hybrid Securities included in Consolidated Net Worth shall represent no more than 15% of Consolidated Total Capitalization of the Company.

“Consolidated Tangible Assets” means, as to the Company, the total amount of all assets of the Company and its consolidated subsidiaries determined in accordance with Agreement Accounting Principles, and, as to the Borrowing Subsidiary, the total amount of all assets of the Borrowing Subsidiary and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles, in each case minus, to the extent included in the total amount of such Borrower’s and its consolidated subsidiaries’ or Subsidiaries’, as applicable, total assets, the net book value of all (i) goodwill, including the excess cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, tradenames and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under Agreement Accounting Principles.

“Consolidated Total Capitalization” means, as to any Borrower at any time, the sum of Consolidated Indebtedness of such Borrower and Consolidated Net Worth of such Borrower, each calculated at such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, any keep well agreement or similar agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contribution Percentage” means, at any time with respect to each Borrower, the ratio, expressed as a percentage, of such Borrower’s Borrower Sublimit to the aggregate amount of all the Borrower Sublimits at such time; provided that, if the Commitments or all the Borrower Sublimits shall have been terminated, the Contribution Percentages shall be determined based on the Borrower Sublimits most recently in effect prior to such termination. As of the Closing Date, the Contribution Percentage of each Borrower is 50%. The Contribution Percentage with respect to any amount owing by a Borrower shall be determined as of the time such amount became due.

“Conversion/Continuation Notice” is defined in Section 2.12.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit hereunder.

“Credit Extension Date” means, with respect to any Borrower, the Borrowing Date for an Advance or the date of issuance of a Letter of Credit to or for the account of such Borrower.

“Credit Party” means the Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii), such payment is the subject of a good faith dispute, (b) has notified either Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under any other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the events, actions, suits and proceedings and the environmental matters disclosed in the Exchange Act Documents.

“Documentation Agents” means BNP Paribas, The Bank of Nova Scotia and The Bank of Scoland plc.

“Dollar” and “$” means the lawful currency of the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or any Borrower, any Subsidiary or any other Affiliate of any Borrower.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” means, as to any Borrower, (a) any Reportable Event with respect to such Borrower or any Commonly Controlled Entity of such Borrower; (b) the failure of any Plan to comply with the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan of such Borrower or any Commonly Controlled Entity of such Borrower; (d) the incurrence by such Borrower or any Commonly Controlled Entity of such Borrower of any liability under Title IV of ERISA with respect to the termination of any Plan of such Borrower or any Commonly Controlled Entity of such Borrower; (e) the receipt by such Borrower or any Commonly Controlled Entity of such Borrower from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan of such Borrower or any Commonly Controlled Entity of such Borrower; (f) the incurrence by such Borrower or any Commonly Controlled Entity of such Borrower of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan of such Borrower or any Commonly Controlled Entity of such Borrower; or (g) the receipt by such Borrower or any Commonly Controlled Entity of such Borrower of any notice, or the receipt by any Multiemployer Plan from such Borrower or any Commonly Controlled Entity of such Borrower of any notice, concerning the imposition of “withdrawal liability” (as defined in Part I of Subtitle E of Title IV of ERISA) or a determination that a Multiemployer Plan of such Borrower or any Commonly Controlled Entity of such Borrower is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advance” means an Advance which, subject to Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, as the rate for deposits in Dollars with a maturity equal to such Interest Period, provided that, if no such BBA LIBOR Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMCB or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, subject to Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance to any Borrower for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) (A) in the case of a Eurodollar Advance consisting of Revolving Loans, the then Applicable Margin applicable to such Borrower, changing as and when the Applicable Margin changes and (B) in the case of a Eurodollar Advance consisting of a Competitive Loan or Loans, the Margin applicable to such Loan or Loans.

“Eurodollar Rate Advance” means an Advance consisting of Competitive Loans bearing interest at the Eurodollar Rate.

“Exchange Act Documents” means (a) the Annual Reports of the Company and the Borrowing Subsidiary to the SEC on Form 10-K for the fiscal year ended December 31, 2009, (b) the Quarterly Reports of the Company and the Borrowing Subsidiary to the SEC on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 and (c) all Current Reports of the Company and the Borrowing Subsidiary to the SEC on Form 8-K from January 1, 2010, to September 9, 2010.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (a) taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, or any political combination or subdivision or taxing authority thereof and (b) any U.S. Federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Letter of Credit” means each letter of credit previously issued for the account of any Borrower by any of the Issuing Banks under or pursuant to the Existing UE/Genco Credit Agreement that (a) is outstanding on the Closing Date and (b) is listed on the Existing Letter of Credit Schedule.

“Existing Letter of Credit Schedule” means the Schedule identifying each Existing Letter of Credit.

“Existing Maturity Date” is defined in Section 2.23.

“Existing UE/Genco Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 30, 2009, among the Company, the Borrowing Subsidiary, Genco, the lenders party thereto and JPMCB, as administrative agent.

“Existing UE Indenture” means the Indenture of Mortgage and Deed of Trust dated as of June 15, 1937, as heretofore or from time to time hereafter supplemented and amended, between the Borrowing Subsidiary and The Bank of New York Mellon, as Trustee.

“Facility Fee” is defined in Section 2.8.1.

“Facility Termination Date” means, with respect to any Borrower, the first date on which the Availability Termination Date shall have occurred as to such Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as enacted by Section 501 of the Hiring Incentives to Restore Employment Act, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

“Federal Power Act” means The Federal Power Act, 16 U.S.C. §§ 791(a), et seq., as amended.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Limit” means, as to the Borrowing Subsidiary, $1,000,000,000, as such amount may be modified from time to time by any FERC Order issued by FERC to the Borrowing Subsidiary.

“FERC Order” means an order issued by FERC in accordance with Section 204 of the Federal Power Act to authorize the issuance of securities and/or assumption of liabilities by the Borrowing Subsidiary.

“First Mortgage Bonds” means bonds or other indebtedness issued by the Borrowing Subsidiary pursuant to the Existing UE Indenture.

“Fitch” means Fitch Ratings and any successor thereto.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Rate Advance), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Advance” means an Advance consisting of Competitive Loans bearing interest at a Fixed Rate.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Floating Rate” means, for any day, with respect to a Borrower, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus (ii) the then Applicable Margin applicable to such Borrower, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Genco” means Ameren Energy Generating Company, an Illinois corporation and a subsidiary of the Company.

“Hybrid Securities” means, on any date, any securities, other than common stock, issued by the Company or a Hybrid Vehicle that meet the following criteria: (a) such securities are classified as possessing a minimum of “intermediate equity content” by S&P, Basket B equity credit by Moody’s, and 50% equity credit by Fitch (or the equivalent classifications then in effect by such agencies), (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to a date at least 91 days after the Commitment Termination Date and (c) the claims of holders of any such securities that are Indebtedness are subordinated to the claims of the Lenders in respect of the Obligations of the Company on terms reasonably satisfactory to the Agent. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock of the Company or the applicable Hybrid Vehicle.

“Hybrid Vehicle” means a special purpose subsidiary directly owned by the Company, or a trust formed by the Company, in each case for the sole purpose of issuing Hybrid Securities and which conducts no business other than the issuance of Hybrid Securities and activities incidental thereto.

“Illinois Merger” means a reorganization of the Illinois Utilities pursuant to which CILCO and IP will be merged with and into CIPS, with the surviving corporation being thereafter renamed “Ameren Illinois Company”.

“Illinois Utility” means each of IP, CIPS and CILCO.

“Inactive Subsidiary” means any Subsidiary of a Borrower that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of $1,000,000 and (c) does not have any Indebtedness outstanding.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations (except for Capitalized Lease Obligations entered into by the Borrowing Subsidiary in connection with the Peno Creek Project or the Audrain Project), (vii) Contingent Obligations of such Person with respect to Indebtedness, (viii) reimbursement obligations under letters of credit, bankers acceptances, surety bonds and similar instruments issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, (ix) Off-Balance Sheet Liabilities, (x) Attributable Indebtedness under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions and (xii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade).

“Interest Period” means (a) with respect to a Eurodollar Advance, a period of one, two, three or six months (or such other period as may be agreed by each Lender), commencing on the date of such Advance and ending on but excluding the day which corresponds numerically to such date one, two, three or six months (or such other period as each Lender shall have agreed) thereafter and (b) with respect to any Fixed Rate Advance, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Advance and ending on the date specified in the applicable Competitive Bid Request; provided, however, that (i) in the case of Eurodollar Advances, if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or in the last calendar unit of such other period as each Lender shall have agreed), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or of such calendar unit of such other approved period), (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day and (iii) no Interest Period in respect of an Advance to any Borrower may end after the Availability Termination Date for such Borrower. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and, in the case of an Advance comprising Revolving Loans, thereafter shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), undertaking of any Contingent Obligation in respect of any obligation of any other Person or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IP” means Illinois Power Company, d/b/a AmerenIP, an Illinois corporation and a subsidiary of the Company.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, at any time, JPMCB, Barclays Bank, BofA, BTMU and each other person that, with the consent of the Borrowers, shall have become an Issuing Bank hereunder as provided in Section 2.6(j), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” is defined in Section 2.6(j).

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.6. The initial amount of each Issuing Bank’s LC Commitment is set forth on the LC Commitment Schedule, or in the case of any additional Issuing Bank, as provided in Section 2.6(j).

“LC Commitment Schedule” means the Schedule identifying each Issuing Bank’s LC Commitment as of the Closing Date and identified as such.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Lender (including any Lender which is an Issuing Bank) at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Participation Fee” is defined in Section 2.8.2.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns as well as any Person that becomes a “Lender” hereunder pursuant to Sections 2.22 or 2.25, in each case until such time as such Person ceases to be a Lender hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.20.

“Letter of Credit” means, in respect of any Borrower, any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, in each case, issued for the account of such Borrower.

“Leveraged Lease Sales” means sales by the Company or any Subsidiary of investments, in existence on the date hereof, in assets leased to an unaffiliated lessee under leveraged lease arrangements in existence on the date hereof, including any transactions between and among the Company and/or subsidiaries that are necessary to effect the sale of such investments to a Person other than the Company or any of its Subsidiaries.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.16 (if requested)) and agreements executed and delivered by either of the Borrowers in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Eurodollar Base Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Base Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means, with respect to any Borrower, a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations of such Borrower, or such Borrower and its Subsidiaries taken as a whole, (ii) the ability of such Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents against such Borrower or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than any Indebtedness incurred as part of any Permitted Securitization or obligations in respect of any Rate Management Transaction) in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” means (a) in the case of the Company, the Commitment Termination Date, and (b) in the case of the Borrowing Subsidiary, September 9, 2011, or any date to which the Borrowing Subsidiary’s Maturity Date shall have been extended as provided in Section 2.23.

“Maturity Date Extension Request” is defined in Section 2.23.

“Money Pool Agreements” means, collectively, (i) that certain Ameren Corporation System Utility Money Pool Agreement, dated as of March 25, 1999, by and among the Company, Ameren Services Company, the Borrowing Subsidiary, CIPS, CILCO, IP and Resources, as amended from time to time (including the addition of any of their Affiliates as parties thereto), and (ii) that certain Ameren Corporation System Non-Regulated Subsidiary

Money Pool Agreement, dated as of February 27, 2003, by and among the Company, Ameren Services Company, Genco and certain Subsidiaries of the Company excluding the Borrowing Subsidiary, CIPS, CILCO and IP, as amended from time to time (including the addition of any of their Affiliates, other than the Borrowing Subsidiary, CIPS, CILCO and IP, as parties thereto).

“Moody’s” is defined in the Pricing Schedule.

“Moody’s Rating” is defined in the Pricing Schedule.

“Multiemployer Plan” means, with respect to a Borrower or a Commonly Controlled Entity of such Borrower, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which either is required to contribute.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“New Genco Credit Agreement” means the Credit Agreement to be entered on or about the date hereof among the Company, Genco, the lenders party thereto and JPMCB, as administrative agent.

“New Illinois Credit Agreement” means the Credit Agreement to be entered on or about the date hereof among the Company, the Illinois Utilities, the lenders party thereto and JPMCB, as administrative agent.

“Non-Material Subsidiary” means, with respect to any Borrower, any Subsidiary of such Borrower (a) the consolidated assets of which equal less than $10,000,000, and (b) the consolidated revenues of which equal less than $10,000,000, in each case as of the end of or for the most recent period of four consecutive fiscal quarters for which annual or quarterly financial statements of the Borrower have been filed with the SEC; provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the combined consolidated assets or combined consolidated revenues of all Subsidiaries of a Borrower that under clauses (a) and (b) above would constitute Non-Material Subsidiaries shall have exceeded 1% of the consolidated total assets or 1% of the consolidated revenues of the Company and its subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed not to be Non-Material Subsidiaries with respect to such Borrower in descending order based on the amounts of their consolidated assets until such excess shall have been eliminated. A Subsidiary shall be deemed to be a Non-Material Subsidiary with respect to a Borrower only from and after the date on which such Subsidiary is expressly designated as a Non-Material Subsidiary by written notice to the Agent executed by an Authorized Officer of such Borrower or an Authorized Officer of the Company acting on behalf of such Borrower or by the inclusion thereof on Schedule 6 on the date hereof. Notwithstanding the foregoing, each Inactive Subsidiary shall be deemed to be a Non-Material Subsidiary for purposes of this Agreement.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” is defined in Section 2.16.

“Obligations” means, with respect to any Borrower, all Loans, reimbursement obligations in respect of LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by such Borrower to the Agent, any Issuing Bank, the Swingline Lender, any other Lender, the Arrangers, any affiliate of the foregoing or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to any Borrower under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its (i) outstanding Revolving Loans, (ii) outstanding Competitive Loans, (iii) LC Exposure and (iv) Swingline Exposure at such time.

“Participant Register” is defined in Section 12.1.

“Participants” is defined in Section 12.1.

“Payment Date” means the last day of each March, June, September and December and, in respect of any Borrower, the Facility Termination Date for such Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Peno Creek Project” means the Chapter 100 financing transaction and agreements related thereto entered into between the Borrowing Subsidiary and the City of Bowling Green, Missouri (the “City”) pursuant to which (i) the Borrowing Subsidiary conveyed to and leased from the City certain land and improvements including four combustion turbine generating units, and (ii) the City issued indebtedness (which was purchased by the Borrowing Subsidiary) to finance the acquisition of such Property.

“Permitted Securitization” means any sale, grant and/or contribution, or series of related sales, grants and/or contributions, by the Borrowing Subsidiary or any of its subsidiaries of Receivables to a trust, corporation or other entity, where the purchase of such Receivables is funded or exchanged in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such Receivables (provided, however, that “Indebtedness” as used in this definition shall not include Indebtedness incurred by an SPC owed to the Borrowing Subsidiary or any of its subsidiaries which represents all or a portion of the purchase price or other consideration paid by the SPC for such Receivables or interest therein, except for such Indebtedness that at the time it is incurred is expected to be refinanced within 30 days with the proceeds of investments by non-Affiliates in the Indebtedness or securities of such SPC or is of a nature and amount that is customarily owed by SPCs to sellers of Receivables in the context of true-sale securitization transactions), where (a) any recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrowing Subsidiary or any of its subsidiaries (other than any SPC that is a party to such transaction) in respect of Receivables sold, granted or contributed, or payments made in respect thereof, are customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under applicable laws (including debtor relief laws), (b) any recourse, repurchase, hold harmless, indemnity or similar obligations of any SPC in respect of Receivables sold, granted or contributed or payments made in respect thereof, are customary for transactions of this type and (c) such securitization transaction is, if required by applicable law, authorized pursuant to state legislation specifically authorizing such securitizations and, if such regulation so requires, by an order of the Missouri Public Service Commission.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means, with respect to any Borrower or a Commonly Controlled Entity of such Borrower at a particular time, any employee benefit plan (other than a Multiemployer Plan) which is covered by ERISA or Section 412 of the Code and in respect of which such Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMCB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time and the denominator of which is the Aggregate Commitment at such time (in each case, as such Commitments and Aggregate Commitment are adjusted from time to time in accordance with the provisions of this Agreement); provided that for purposes of Section 2.24 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Aggregate Commitment has been terminated, each Lender’s Pro Rata Share shall be a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time (and if there shall be no Outstanding Credit Exposures at such time, the Lenders’ Pro Rata Shares shall be determined on the basis of the Outstanding Credit Exposures then most recently in effect).

“Project Finance Subsidiary” means any Subsidiary created for the purpose of obtaining non-recourse financing for any operating asset that is the sole and direct obligor of Indebtedness incurred in connection with such financing. A Subsidiary shall be deemed to be a Project Finance Subsidiary only from and after the date on which such Subsidiary is expressly designated as a Project Finance Subsidiary to the Agent by written notice executed by an Authorized Officer; provided that in no event shall the Borrowing Subsidiary be designated or deemed a Project Finance Subsidiary.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Projections” is defined in Section 5.10.

“Rate Management Transaction” means any transaction linked to one or more interest rates, foreign currencies, or equity prices (including an agreement with respect thereto) now existing or hereafter entered by a Borrower or a Subsidiary (other than a Project Finance Subsidiary) which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof.

“Receivables” shall mean any (i) accounts receivable, (ii) payment intangibles, (iii) notes receivable, (iv) right to receive future payments and related rights of the Borrowing Subsidiary or any subsidiary thereof in respect of the recovery of deferred power supply costs and/or other costs through charges applied and invoiced to customers of the Borrowing Subsidiary or its subsidiaries, as authorized by an order of a public utilities commission pursuant to state legislation specifically authorizing the securitization thereof, or (v) any interests in any of the foregoing.

“Register” is defined in Section 12.1.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued under Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VIII and for all purposes after the Loans have become due and payable pursuant to Article VIII and the Aggregate Commitment has been terminated, “Required Lenders” shall mean Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Resources” means AmerenEnergy Resources Generating Company, an Illinois corporation and a subsidiary of the Company.

“Resources Permitted Debt” means Indebtedness of Resources under one or more Resources Permitted Financings in an aggregate principal amount for all such Indebtedness at any time outstanding not to exceed $300,000,000.

“Resources Permitted Financing” means a revolving or term loan facility entered into by Resources with a non-Affiliate of the Company or a note or bond issuance by Resources providing for general working capital and financing needs (as opposed to financing the acquisition, construction or lease of specific equipment or premises); provided that no Borrower or Subsidiary shall have provided a guarantee with respect to such Indebtedness or otherwise be liable for repayment of any obligations with respect to such facility or issuance.

“Resources Transfer” means the transfer of the assets or capital stock of Resources to a subsidiary of the Company, whether pursuant to a merger, sale, transfer, dividend, distribution or other corporate reorganization.

“Revolving Advance” means an Advance comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“Rollover Letter of Credit” means each letter of credit issued under the Existing UE/Genco Credit Agreement that is an Existing Letter of Credit or an “Existing Letter of Credit” under the New Genco Credit Agreement.

“S&P” is defined in the Pricing Schedule.

“S&P Rating” is defined in the Pricing Schedule.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee. The amount of any Sale and Leaseback Transaction shall be deemed to equal the Attributable Indebtedness in respect thereof.

“SEC” means the Securities and Exchange Commission.

“SPC” means (i) a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Securitization and (ii) any Hybrid Vehicle.

“subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary” means, with respect to each Borrower, any subsidiary of such Borrower; provided that, in the case of the Company, “Subsidiary” means only the Borrowing Subsidiary and each other subsidiary of the Company (other than Genco, the Illinois Utilities and their respective subsidiaries). Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary (as defined above) of the Company.

“Substantial Portion” means, with respect to the Property of a Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of such Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (including the Lender acting as the Swingline Lender) at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.5.

“Syndication Agent” means each of Barclays Capital, BofA and BTMU.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing (including penalties and interest), but excluding Excluded Taxes.

“2005 Act” means the Public Utility Holding Company Act of 2005, as it may be amended (together with all rules, regulations and orders promulgated or otherwise issued in connection therewith).

“Type” means, with respect to any Advance, its nature as a Fixed Rate Advance, Floating Rate Advance or Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all governmental authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

THE CREDITS

2.1. Commitment. Subject to the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to each Borrower from time to time from and including the Closing Date and prior to the Availability Termination Date for such Borrower in an amount not to exceed its Pro Rata Share of the Available Aggregate Commitment; provided that (i) at no time shall the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment, (ii) at no time shall the Revolving Credit Exposure of any Lender exceed its Commitment and (iii) at no time shall the Borrower Credit Exposure of any Borrower exceed the Borrower Sublimit of such Borrower. Subject to the terms of this Agreement, each Borrower may, severally and not jointly with the other Borrower, borrow, repay and reborrow Revolving Loans at any time prior to the Availability Termination Date for such Borrower. The commitment of each Lender to lend to each Borrower hereunder shall automatically expire on the Availability Termination Date for such Borrower.

2.2. Required Payments; Termination. Each Borrower, severally and not jointly with the other Borrower, hereby unconditionally promises to pay (i) to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower on the Availability Termination Date for such Borrower, (ii) to the Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan, which shall not be later than the Maturity Date for such Borrower and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Availability Termination Date for such Borrower and the tenth (10th) day after such Swingline Loan is made; provided that on each date that a Revolving Advance is made to any Borrower, such Borrower shall repay all Swingline Loans owing by it that are outstanding on the date of such Revolving Advance. Notwithstanding the termination of the Commitments under this Agreement, until all the Obligations of each Borrower (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements between each Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies with respect to such Borrower and its Obligations under this Agreement and the other Loan Documents shall survive.

2.3. Loans. Each Advance hereunder shall consist of (a) Revolving Loans made by the Lenders ratably in accordance with their Pro Rata Shares of the Aggregate Commitment, (b) Competitive Loans or (c) Swingline Loans.

2.4. Competitive Bid Procedure.

(a) Subject to the terms and conditions set forth herein, each Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans from time to time prior to the Availability Termination Date for such Borrower; provided that (i) the Aggregate Outstanding Credit Exposure at any time shall not exceed the Aggregate Commitment and (ii) at no time shall the Borrower Credit Exposure of any Borrower exceed the Borrower Sublimit of such Borrower. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may, severally and not jointly with the other Borrowers, borrow, repay and reborrow Competitive Loans.

(b) To request Competitive Bids, the applicable Borrower shall notify the Agent of such request by telephone, in the case of a Eurodollar Rate Advance, not later than 11:00 a.m., New York time, four Business Days before the date of the proposed Advance and, in the case of a Fixed Rate Advance, not later than 10:00 a.m., New York time, one Business Day before the date of the proposed Advance; provided that each Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Competitive Bid Request in a form approved by the Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information:

(i)	the Borrower requesting an Advance;

(ii)	the aggregate amount of the requested Advance;

(iii)	the date of such Advance, which shall be a Business Day;

(iv)	whether such Advance is to be a Eurodollar Rate Advance or a Fixed Rate Advance; and

(v)	the Interest Period to be applicable to such Advance, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(c) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Agent and must be received by the Agent by telecopy, in the case of a Eurodollar Rate Advance, not later than 10:30 a.m., New York time, three Business Days before the proposed date of such Advance, and in the case of a Fixed Rate Advance, not later than 10:30 a.m., New York time, on the proposed date of such Advance. Competitive Bids that do not conform substantially to the form approved by the Agent may be rejected by the Agent, and the Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Advance requested by such Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(d) The Agent shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(e) Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Agent by telephone, confirmed by telecopy in a form approved by the Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Rate Advance, not later than 10:30 a.m., New York time, three Business Days before the date of the proposed Advance, and in the case of a Fixed Rate Advance, not later than 10:30 a.m., New York time, on the proposed date of the Advance; provided that (i) the failure of a Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) a Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by a Borrower shall not exceed the aggregate amount of the requested Advance specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, a Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Borrower. A notice given by a Borrower pursuant to this paragraph shall be irrevocable.

(f) The Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Agent pursuant to paragraph (c) of this Section.

2.5. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each Borrower from time to time during the period from and including the Closing Date and prior to the Availability Termination Date for such Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $40,000,000, (ii) the Aggregate Outstanding Credit Exposure exceeding the Aggregate Commitment, (iii) the Revolving Credit Exposure of any Lender exceeding its Commitment or (iv) the Borrower Credit Exposure of any Borrower exceeding the Borrower Sublimit for such Borrower; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may, severally and not jointly with the other Borrower, borrow, prepay and reborrow Swingline Loans at any time prior to the Availability Termination Date for such Borrower.

(b) To request a Swingline Loan, a Borrower shall notify the Agent of such request by telephone not later than 3:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of an executed written notice. Each such telephonic and written notice shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a notice in accordance with this Section, the Agent shall advise the Swingline Lender of the details thereof. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such notice or to the applicable Issuing Bank, as the case may be.

(c) The Swingline Lender may by written notice given to the Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.2, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.2.1 or 4.2.2 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Unmatured Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Swingline Loan.

2.6. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Borrower may request the issuance of Letters of Credit for its own account and (ii) the Company may request the issuance of Letters of Credit for its own account and, jointly, for the account of any of its subsidiaries (other than the Borrowing Subsidiary, Genco or any Illinois Utility) (and in each case under this clause (ii), the Company shall be considered the sole Borrower under such Letter of Credit for purposes of this Agreement notwithstanding any listing of any subsidiary of the Company as an account party or applicant with respect to such Letter of Credit), in each case in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time prior to the Availability Termination Date for such Borrower (with respect to any Letter of Credit referred to in clause (i) of this sentence) or the Company (with respect to any Letter of Credit referred to in clause (ii) of this sentence), as the case may be. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder for the account of the applicable Borrower thereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (ii) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of LC Participation Fees and other fees due under Section 2.8.2 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any subsidiary that shall be a joint account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the account party or account parties with respect to such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Outstanding Credit Exposure will not exceed the Aggregate Commitment, (ii) the Revolving Credit Exposure of any Lender will not exceed its Commitment, (iii) the Borrower Credit Exposure of any Borrower will not exceed the Borrower Sublimit of such Borrower, (iv) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not, unless such Issuing Bank shall so agree, exceed the LC Commitment of such Issuing Bank and (v) the LC Exposure will not exceed 25% of the Aggregate Commitment. Notwithstanding the foregoing, no Issuing Bank shall be required to issue any Letter of Credit if (x) any order, judgment or decree of any governmental authority shall enjoin or restrain, or by its terms purport to enjoin or restrain, such Issuing Bank from issuing such Letter of Credit or (y) any applicable law or any order, request or directive (whether or not having the force of law) of any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or impose upon such Issuing Bank any restriction, reserve or capital requirement with respect to such Letter of Credit not in effect on the Closing Date for which such Issuing Bank is not otherwise compensated hereunder or any unreimbursed loss, cost or expense not applicable to such Issuing Bank on the Closing Date, which such Issuing Bank deems in good faith to be material to it and for which such Issuing Bank is not otherwise compensated hereunder. If the Required Lenders notify the Issuing Banks that a Default exists with respect to any Borrower and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit for the account of such Borrower, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit for the account of such Borrower or the Company without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such notice agrees promptly to withdraw it at such time as no Default exists).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date for the applicable Borrower; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date that is five Business Days prior to the Maturity Date for the applicable Borrower, unless otherwise permitted pursuant to the immediately succeeding proviso), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided, further that, with the prior consent of the Agent and the applicable Issuing Bank, a Letter of Credit may be extended beyond the fifth Business Day prior to the Maturity Date for the applicable Borrower so long as the applicable Borrower shall have deposited, or substantially concurrently with such extension shall deposit, in an account with the applicable Issuing Bank, for the benefit of the Lenders and such Issuing Bank, as cash collateral pursuant to documentation reasonably satisfactory to the Agent and such Issuing Bank, an amount in cash equal to the aggregate amount of all outstanding Letters of Credit issued for its account by such Issuing Bank that have an expiration date later than the fifth Business Day prior to the Maturity Date for the applicable Borrower.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower, severally and not jointly with the other Borrower, shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.5 that such payment be financed with a Floating Rate Advance or a Swingline Loan to such Borrower in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Advance or Swingline Loan. If such Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the payment then due from such Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from such Borrower pursuant to this paragraph, the Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Floating Rate Advance or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be several and not joint with the other Borrower, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Agent, the Lenders or the Issuing Banks, or any of their respective affiliates, directors, officers or employees, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s wrongful honor or rejection of any drawing under such Letter of Credit to the extent arising out of the Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, but subject to any non-waivable provisions of the laws and/or other rules to which a Letter of Credit is subject, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Advances; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Default with respect to a Borrower shall occur and be continuing, on the Business Day that such Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the portion of the LC Exposure as of such date attributable to Letters of Credit issued for the account of such Borrower; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to such Borrower described in Section 7.6 or 7.7. Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations of such Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only if and to the extent requested by such Borrower and then only at the option and sole discretion of the Agent, and all at such Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements under Letters of Credit issued for the account of such Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of future reimbursement obligations under Letters of Credit issued for the account of such Borrower or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of such Borrower under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default with respect to such Borrower, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults with respect to such Borrower have been cured or waived. If at any time the cash collateral of any Borrower shall exceed such portion of the LC Exposure as of such date attributable to Letters of Credit issued for the account of such Borrower, the Agent shall apply such excess funds to the payment of such Borrower’s Obligations or (i) if no such Obligations are then due and owing and no Default with respect to such Borrower shall exist, shall release such excess funds to such Borrower or (ii) if no such Obligations are outstanding (other than contingent Obligations in respect of Letters of Credit which are fully collateralized), such excess amount shall be released to such Borrower notwithstanding the existence of a Default in respect of such Borrower.

(j) Designation of Additional Issuing Banks. From time to time, the Borrowers may by notice to the Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrowers and the Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrowers and the Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

2.7. Types of Advances. Revolving Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.11 and 2.12. Competitive Loans may be Eurodollar Rate Advances or Fixed Rate Advances, or a combination thereof, selected by the applicable Borrower in accordance with Section 2.4. Each Swingline Loan shall be a Floating Rate Advance.

2.8. Facility Fee; Letter of Credit Fees; Reductions in Aggregate Commitment and Borrower Sublimits.

2.8.1 Facility Fee. Each Borrower agrees, severally and not jointly with the other Borrower, to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to such Borrower’s Applicable Fee Rate on its Contribution Percentage of such Lender’s Commitment (whether used or unused) from and including the Closing Date to and including the Facility Termination Date for such Borrower, payable quarterly in arrears on each Payment Date hereafter and on the Facility Termination Date for such Borrower; provided, that if any Lender continues to have Revolving Credit Exposure attributable to such Borrower hereunder after the Facility Termination Date for such Borrower (excluding any Revolving Credit Exposure in respect of LC Exposure which is cash collateralized hereunder), then the Facility Fee shall continue to accrue on the aggregate principal amount of such Revolving Credit Exposure until such Lender ceases to have any such Revolving Credit Exposure, and shall be payable on demand.

2.8.2 Letter of Credit Fees. Each Borrower agrees, severally and not jointly with the other Borrower, to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower (the “LC Participation Fee”), which shall accrue at the Applicable Fee Rate on the average daily amount of that portion of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued for the account of such Borrower during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any such LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between such Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of such

Issuing Bank’s LC Commitment and the date on which there ceases to be any such LC Exposure attributable to Letters of Credit issued by such Issuing Bank for such Borrower, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank for the account of such Borrower or processing of drawings thereunder. LC Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees accrued for the account of any Borrower shall be payable on the Availability Termination Date for such Borrower and any such fees accruing after the Availability Termination Date for such Borrower shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable promptly upon receipt of an invoice therefor in reasonable detail.

2.8.3 Termination of and Reductions in Aggregate Commitment and Borrower Sublimits. The Commitments will automatically terminate on the Commitment Termination Date. The Company (on behalf of itself and the Borrowing Subsidiary) may permanently reduce the Aggregate Commitment (with or without reducing any Borrower Sublimit) and the Borrowing Subsidiary, or the Company, may permanently reduce its Borrower Sublimit (with or without reducing the Aggregate Commitment), in each case, in whole or in part and without penalty or premium, ratably among the Lenders in integral multiples of $5,000,000, upon at least three (3) Business Days’ written notice to the Agent, which notice shall specify, as applicable (a) the aggregate amount of any such reduction and/or (b) the individual amount by which the applicable Borrower Sublimit shall be reduced, provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure and (ii) the Borrower Sublimit of any Borrower may not be reduced below the Borrower Credit Exposure of such Borrower. Any reduction of the Aggregate Commitment under this Section (other than the first sentence hereof) shall reduce ratably the Commitments of all the Lenders.

2.9. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in a multiple of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in a multiple of $1,000,000 if in excess thereof); provided, however, that (i) any Floating Rate Advance to a Borrower may be in the amount of the Available Aggregate Commitment and (ii) any Floating Rate Advance to a Borrower may be in the amount equal to the lesser of the Available Aggregate Commitment and the amount by which the Borrower Sublimit of such Borrower exceeds the Borrower Credit Exposure of such Borrower. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

2.10. Optional Principal Payments. Each Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances of such Borrower, or any portion of such outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount of such Borrower’s Floating Rate Advances), upon at least one (1) Business Day’s prior notice to the Agent. Each Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances of such Borrower, or any portion of such outstanding Eurodollar Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount of such Borrower’s Eurodollar Advances), upon at least three (3) Business Days’ prior notice to the Agent; provided that no Competitive Loan may be prepaid without the consent of the applicable Lender. Each Borrower may from time to time pay, without penalty or premium, any outstanding Swingline Loan upon giving notice thereof to the Swingline Lender not later than 12:00 noon, New York City time, on the date of prepayment. Any optional payment of Advances (other than Competitive Loans and Swingline Loans) under this Section shall be applied ratably to the Advances (other than Competitive Loans and Swingline Loans) of all the Lenders.

2.11. Method of Selecting Types and Interest Periods for New Revolving Advances; Funding of Loans. The applicable Borrower shall select the Type of each Revolving Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto; provided that there shall be no more than five (5) Interest Periods in effect with respect to all of the Revolving Loans of any single Borrower at any time, unless such limit has been waived by the Agent in its sole discretion. The applicable Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance or on the third Business Day before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrower requesting such Advance,

(ii)	the Borrowing Date, which shall be a Business Day, of such Advance,

(iii)	the aggregate amount of such Advance,

(iv)	the Type of Advance selected, and

(v)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

The Agent shall provide written notice of each request for borrowing under this Section 2.11 by 11:00 a.m. (New York time) (or, if later, within one hour after receipt of the applicable Borrowing Notice from such Borrower) on the Borrowing Date for each Floating Rate Advance or on the third Business Day prior to the Borrowing Date for each Eurodollar Advance, as applicable. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in Federal or other funds immediately available in New York to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Lenders available to such Borrower at the Agent’s aforesaid address.

2.12. Conversion and Continuation of Outstanding Revolving Advances; No Conversion or Continuation of Eurodollar Advances After Default. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Eurodollar Advance with an Interest Period of 30 days (unless such conversion would otherwise be prohibited hereunder, in which case such Eurodollar Advance shall be converted into a Floating Rate Advance) unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted to a Floating Rate Advance. Subject to the terms of Section 2.9, a Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.12, during the continuance of a Default with respect to a Borrower, the Agent may (or shall at the direction of the Required Lenders), by notice to such Borrower, declare that no Advance of such Borrower may be made, converted or continued as a Eurodollar Advance. The applicable Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance to a Eurodollar Advance, continuation of a Eurodollar Advance, or conversion of a Eurodollar Advance to a Floating Rate Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance to be converted or continued, and

(iii)	the amount of the Advance to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

This Section shall not apply to Competitive Loans and Swingline Loans, which may not be converted or continued.

2.13. Interest Rates, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made, to, but excluding, the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12, as applicable, at a rate per annum equal to the Floating Rate applicable to such Borrower for such day. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate applicable to such Borrower for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance and on any Swingline Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the earlier of the last day of such Interest Period or the date it is paid in accordance with Section 2.10, at the applicable Eurodollar Rate as determined by the Agent as applicable to such Borrower’s Eurodollar Advance based upon the applicable Borrower’s selections under Sections 2.11 and 2.12 and otherwise in accordance with the terms hereof. Each Fixed Rate Advance shall bear interest at the Fixed Rate applicable thereto.

2.14. Rates Applicable After Default. Notwithstanding the foregoing, if any principal of any Loan is not paid when due, or if any interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, commencing on the day after such amount shall have become due in the case of principal and on the second Business Day after such amount shall have become due in the case of other amounts, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.13 or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Floating Rate Advances as provided in Section 2.13.

2.15. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent, by 12:00 noon (New York time) on the date when due and shall be applied ratably by the Agent among the Lenders to which such Obligations are owing. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of any Borrower maintained with JPMCB for each payment of principal, interest and fees owed by such Borrower as it becomes due hereunder.

2.16. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)	The Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made to each Borrower hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment and Assumption delivered to and accepted by it pursuant to Section 12.1 and the parties thereto, (d) the amount of any sum received by the Agent hereunder from each Borrower and each Lender’s share thereof, and (e) all other appropriate debits and credits as provided in this Agreement, including all fees, charges, expenses and interest.

(iii)	The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence absent manifest error of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of such Borrower to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a “Note”). In such event, the applicable Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.17. Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.18. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of each applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Fixed Rate Loan shall be payable on the last day of the Interest Period applicable to the Advance of which such Loan is a part and, in the case of a Fixed Rate Advance with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as dates for payment of interest with respect to such Advance. Interest accrued on each Swingline Loan shall be payable in arrears on the day that such Loan is repaid or is required to be paid. Interest accrued on any Advance that is not paid when due shall be payable on demand and on the date of payment in full. Interest on Eurodollar Advances, Fixed Rate Loans and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances and Swingline Loans shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.19. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Agent will notify each Lender in writing of the contents of each Aggregate Commitment or Borrower Sublimit reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the applicable Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.20. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.21. Non-Receipt of Funds by the Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or any payment under Section 2.6(e) or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.22. Replacement of Lender. If (x) any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (y) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, or (z) any Lender is a Defaulting Lender, the Borrowers may elect, if (in the case of clause (x) or (y) above) such amounts continue to be charged or such suspension is still effective, to terminate or replace the Commitment of such Affected Lender (as defined below), or if (I) any Lender invokes Section 9.2 or (II) any Lender has advised that it will not consent to any waiver or amendment of this Agreement that requires the approval of all the Lenders and upon the replacement of any such non-consenting Lender such approval shall be obtained (any Lender subject to any of the foregoing clauses (x), (y), (z), (I) or (II) being an “Affected Lender”), the Borrowers may elect to replace the Commitment of such Affected Lender; provided in each of the foregoing cases that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrowers and the Agent shall agree, as of such date, to purchase for cash at face amount the Outstanding Credit Exposure of the Affected Lender pursuant to an Assignment and Assumption substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender as of such date and to comply with the requirements of Section 12.1 applicable to assignments, (ii) each Borrower shall pay to such Affected Lender in immediately available funds on the day of termination or replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by such Borrower hereunder to and including the date of such replacement, including payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender and (iii) if the Affected Lender is being terminated, each Borrower shall pay to such Affected Lender all Obligations due from such Borrower to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus the outstanding principal balance of such Affected Lender’s Advances and the amount of such Lender’s funded participations in unreimbursed LC Disbursements). Notwithstanding the foregoing, the Borrowers may not terminate the Commitment of an Affected Lender if, after giving effect to such termination, (x) the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitment, or (y) the Borrower Credit Exposure of any Borrower would exceed the Borrower Sublimit of such Borrower.

2.23. Extension of Borrowing Maturity Dates. The Borrowing Subsidiary may, by notice (a “Maturity Date Extension Request”) to the Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 45 days and not more than 60 days prior to its then-current Maturity Date (the “Existing Maturity Date”), request an extension of the Existing Maturity Date to a date not more than 364 days after the Existing Maturity Date but in no event after the Commitment Termination Date. Each Lender shall, by notice to the Borrowing Subsidiary, the Company and the Agent given not later than the 20th day after the date of the Agent’s receipt of such Maturity Date Extension Request, advise the Borrowing Subsidiary and the Company whether or not it agrees to the requested extension. Any Lender that has not so advised the Borrowing Subsidiary, the Company and the Agent by such day shall be deemed to have declined to agree to such extension. If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Existing Maturity Date shall, as to all the Lenders, be extended to the date specified in the Maturity Date Extension Request (which shall be not more than 364 days after the Existing Maturity Date); provided, that upon its receipt of the necessary approvals from the Missouri Public Service Commission authorizing the Borrowing Subsidiary to borrow hereunder through the Commitment Termination Date, then upon written notice thereof to the Agent and satisfaction of the conditions set forth in the following sentence, the Maturity Date for the Borrowing Subsidiary shall automatically be extended to the Commitment Termination Date without the consent or approval of any Lender; provided, further, the Borrowing Subsidiary’s Maturity Date shall in no event be extended beyond the Commitment Termination Date. Notwithstanding the foregoing, no extension of the Borrowing Subsidiary’s Maturity Date pursuant to this paragraph shall become effective unless (i) the Agent shall have received documents consistent with those delivered with respect to the Borrowing Subsidiary under Sections 4.1.5 through 4.1.7, giving effect to such extension, (ii) on the Existing Maturity Date, the conditions set forth in Sections 4.2.1 and 4.2.2 shall be satisfied with respect to the Borrowing Subsidiary (with all references in Sections 5.5 and 5.7 to “the Closing Date” being deemed to be references to such Existing Maturity Date) and (iii) if the date specified in the Maturity Date Extension Request is later than March 31, 2012, (x) the Borrowing Subsidiary shall have obtained a FERC Order authorizing the incurrence of short-term indebtedness by the Borrowing Subsidiary in an aggregate principal amount outstanding at least equal to its Borrower Sublimit as in effect at such time, which authorization shall not terminate on or prior to the date specified in the Maturity Date Extension Request, or (y) the Borrowing Subsidiary shall have received the necessary approvals from the Missouri Public Service Commission authorizing the Borrowing Subsidiary to borrow hereunder through the date specified in the Maturity Date Extension Request, and (iv) the Agent shall have received a certificate to the effect as set forth above in this proviso dated such date and executed by the chief financial officer, the controller or the treasurer of the Borrowing Subsidiary.

2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(i)	Facility Fees shall cease to accrue on the unused portion of such Defaulting Lender’s Commitment.

(ii)	The Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender (in such case, to the extent such Defaulting Lender is an affected Lender).

(iii)	Unless a Default or an Unmatured Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their Pro Rata Shares of the Aggregate Commitment, but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments.

(iv)	If the LC Exposure of such Defaulting Lender is reallocated pursuant to subparagraph (iii) above, then the LC Participation Fees payable to the Lenders pursuant to Section 2.8.2 shall be adjusted in accordance with such reallocation.

(v)	If the reallocation described in clause (ii) above cannot, or can only partially, be effected, each Borrower shall within one Business Day following notice by the Agent (x) first, prepay the portion of the Swingline Exposure attributable to Swingline Loans made to such Borrower and (y) second, cash collateralize for the benefit of the Issuing Banks such Borrower’s obligations corresponding to the portion of such Defaulting Lender’s LC Exposure that is attributable to Letters of Credit issued for the account of such Borrower (in each case, as determined after giving effect to any partial reallocation pursuant to clause (iii) above) in accordance with the procedures set forth in Section 2.6(i) for so long as such LC Exposure is outstanding.

(vi)	If a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (v) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8.2 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized.

(vii)	The Agent shall adjust the allocation of payments hereunder to ensure that a Defaulting Lender does not receive payment in respect of any Loan or LC Disbursement that it did not fund or to reflect any of the actions or adjustments referred to in this Section 2.24.

If (i) a Bankruptcy Event with respect to the parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank shall have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to mitigate the risk to it in respect of such Lender failing to satisfy its participating interest therein.

In the event that the Agent, each Borrower, the Swingline Lender and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans (other than Competitive Loans and Swingline Loans) and participations in LC Disbursements of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

Except as expressly provided in this Section 2.24 in connection with the obligations of the Swingline Lender or the Issuing Banks, the obligation of each Lender, Issuing Bank and Swingline Lender to fund the full amount of its Commitment and to make Loans, Advances and other extensions of credit hereunder shall not be released or diminished in any respect by any other Lender becoming a Defaulting Lender.

2.25. Commitment Increases. (a) The Borrowers may from time to time (and more than one time), by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders), executed by the Borrowers and one or more financial institutions (any such financial institution referred to in this Section being called an “Augmenting Lender”), which may include any Lender, cause new Commitments to be extended by the Augmenting Lenders or cause the existing Commitments of the Augmenting Lenders to be increased, as the case may be (the aggregate amount of such increase for all Augmenting Lenders on any single occasion being referred to as a “Commitment Increase”), in an amount for each Augmenting Lender set forth in such notice; provided that (i) the amount of each Commitment Increase shall be not less than $10,000,000, except to the extent necessary to utilize the remaining unused amount of increase permitted under this Section 2.25(a) and (ii) the Aggregate Commitment shall not exceed $1,000,000,000 after giving effect to the effectiveness of any Commitment Increase. Each Augmenting Lender (if not then a Lender) shall be subject to the approval of the Agent, each Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld) and shall not be subject to the approval of any other Lenders, and the Company and each Augmenting Lender shall execute all such documentation as the Agent shall reasonably specify to evidence the Commitment of such Augmenting Lender and/or its status as a Lender hereunder (such documentation in respect of any Commitment Increase together with the notice of such Commitment Increase being referred to collectively as the “Commitment Increase Amendment” in respect of such Commitment Increase).

(b) Upon each Commitment Increase pursuant to this Section, (i) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Augmenting Lender providing a portion of such Commitment Increase, and each such Augmenting Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Swingline Loans and Letters of Credit held by each Lender (including each such Augmenting Lender) will (subject to Section 2.24) equal such Lender’s Pro Rata Share and (ii) if, on the date of such Commitment Increase, there are any Revolving Loans outstanding, the parties hereto shall, at the request of the Agent, take actions agreed upon by the Agent and the Company that will result, within a period acceptable to the Agent and the Company, in the outstanding Revolving Loans being held by the Lenders ratably in accordance with their Commitments. In determining the actions to be taken (which may include the prepayment and reborrowing of all or a portion of such Revolving Loans and/or the making of Revolving Loans on a non-pro-rata basis by Augmenting Lenders for the balance of Interest Periods in progress and at rates reflecting the Eurodollar Base Rate at the time for loans of such duration), the Agent and the Lenders will endeavor to minimize breakage costs for which the Borrowers must compensate the Lenders to the extent practicable without undue complexity or administrative burdens on the Agent or the Lenders. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Commitment Increases and new Commitments created pursuant to this Section 2.25 shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of paragraph (a) above or on such other date as agreed upon by the Company, the Agent and the applicable Augmenting Lenders.

(d) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless (i) on the date of such increase, the conditions set forth in Section 4.2 (it being understood and agreed that (A) all references to “Credit Extension Date” therein shall be deemed to refer to the date of such Commitment Increase and (B) all references to the “Closing Date” in Sections 5.5 and 5.7 shall be deemed to refer to the date of such Commitment Increase) shall be satisfied as of such date (as though the effectiveness of such increase were a Credit Extension) and the Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company, and (ii) the actions referred to in paragraph (b)(ii) of this Section 2.25 shall have been agreed upon by the Agent and the Company (provided, however, that the prepayment and reborrowing on the date of such Commitment Increase of all Revolving Loans then outstanding shall be deemed to satisfy the condition specified in this clause (ii)).

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

3.1.1 subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

3.1.2 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

3.1.3 imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment, Eurodollar Loans or Fixed Rate Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Commitment, Eurodollar Loans or Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitment, Eurodollar Loans or Fixed Rate Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Commitment, Eurodollar Loans or Fixed Rate Loans or to reduce the return received by such Lender or applicable Lending Installation in connection with such Commitment, Eurodollar Loans or Fixed Rate Loans, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrowers shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrowers shall pay such Lender the amount applicable to such Borrower necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.3. Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, or (iii) no reasonable basis exists for determining the Eurodollar Base Rate, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance or a Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, a Fixed Rate Loan is not made or a Floating Rate Advance is not converted into a Eurodollar Advance on the date specified by the applicable Borrower for any reason other than default by the Lenders, a Eurodollar Advance or Fixed Rate Loan is not prepaid on the date specified by such Borrower for any reason, or a Eurodollar Advance is prepaid by such Borrower without such Borrower providing at least three (3) Business Days’ prior notice to the Agent for any reason, such Borrower will severally and not jointly with the other Borrower indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance or Fixed Rate Loan as determined by such Lender (if and to the extent such Lender, in its sole discretion, elects to impose such a charge), excluding loss of margin on the principal amount subject thereto. Notwithstanding the foregoing, a Defaulting Lender required to assign its Loans pursuant to Section 2.24 shall not be entitled to compensation under this Section 3.4 in connection with any such assignment.

3.5. Taxes.

(i)	All payments by any Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes unless required by law. If a Borrower or the Agent is required by law to deduct any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Agent, in each case within 30 days after such payment is made.

(ii)	In addition, the Borrowers shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)	The Borrowers shall indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including expenses) arising therefrom or with respect thereto. Payments due under this Section 3.5(iii) shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)	Each Lender shall deliver to the Agent and the applicable Borrower, not more than ten Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), two duly completed copies of:

(a)	in the case of a Lender that is a U.S. Person, IRS Form W-9,

(b)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,

(c)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN and (2) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected,

(d)	in the case of a Non-U.S. Lender for which payments under any Loan Document constitute income that is effectively connected with such Non-U.S. Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI,

(e)	in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms described in parts (a), (b), (c), (d) and (f) of this Section 3.5(iv) that would be required of each such beneficial owner, if such beneficial owner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may certify that the requirements for such exemption are met on behalf of such partners or

(f)	any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax, together with any other documentation necessary to enable the applicable Borrower or the Agent to determine the amount of tax (if any) required by law to be withheld.

Each Lender shall deliver to each of the Borrowers and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Agent. Notwithstanding the foregoing in this Section 3.5(iv), no Lender shall have any obligation under this Section 3.5(iv) if an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of U.S. federal income tax.

(v)	For any period during which a Lender has failed to provide the appropriate forms contemplated by Section 3.5(iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which such Lender became a party to this Agreement (or, in the case of a Non-U.S. Lender that becomes a Lender pursuant to an assignment, unless and to the extent the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding taxes pursuant to this Section 3.5)), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5(iv) above, each Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(vi)

If the IRS or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all reasonable costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vi) shall survive the payment of the

Obligations and termination of this Agreement until the later of (i) the expiration of the statute of limitations (taking into account all extensions) for the assessment of such tax or (ii) the conclusion of any audit with respect to such tax.

(vii)	If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent as may be necessary for the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

3.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the applicable Borrower (with a copy to the Agent and each applicable Borrower) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on such Borrower in the absence of manifest error, and upon reasonable request of such Borrower, such Lender shall promptly provide supporting documentation describing and/or evidencing the applicable event giving rise to such amount to the extent not inconsistent with such Lender’s policies or applicable law. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within seven (7) Business Days after receipt by the applicable Borrower of such written statement, unless subject to a good faith dispute by such Borrower, notice and details of which was provided to the affected Lender prior to such due date. The obligations of each Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding the foregoing, the Borrowers shall not be responsible for any reimbursement of any such amount under Section 3.1, 3.2, 3.4 or 3.5 which shall have accrued and of which the applicable Lender shall have become aware more than 180 days prior to its delivery to the Borrower of notice requesting reimbursement thereof.

3.7. Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. A Lender’s designation of an alternative Lending Installation shall not affect the Borrowers’ rights under Section 2.22 to replace a Lender.

3.8. Allocation of Amounts Payable Among Borrowers. Each amount payable by “the Borrowers” under this Article shall be an obligation of, and shall be discharged (a) to the extent arising out of acts, events and circumstances related to a particular Borrower, by such Borrower and (b) otherwise, by both Borrowers, with each Borrower being severally liable for such Borrower’s Contribution Percentage of such amount, provided that the Company agrees that, if the Borrowing Subsidiary shall fail to pay any amount owed by it under clause (b) of this Section after a demand shall have been made by the Person to which such amount is owed, the Company shall promptly pay such amount (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of the Borrowing Subsidiary under this Section).

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Closing Date. The obligations of the Lenders and the Issuing Banks to make the initial Credit Extension hereunder to each Borrower shall not become effective until the date on which each of the following conditions precedent with respect to such Borrower (and in the case of the Borrowing Subsidiary, with respect to the Company) are satisfied (or waived in accordance with Section 8.2) and such Borrower delivers to the Agent the items specified below:

4.1.1 Either (a) a counterpart of this Agreement signed on behalf of each party hereto or (b) written evidence reasonably satisfactory to the Agent (which may include a facsimile transmission or electronic image of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

4.1.2 Copies of the articles or certificate of incorporation of each Borrower, together with all amendments thereto, certified by the secretary or an assistant secretary of such Borrower, and a certificate of good standing with respect to each Borrower from the appropriate governmental officer in its jurisdiction of incorporation.

4.1.3 Copies, certified by the Secretary or Assistant Secretary of each Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.

4.1.4 An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

4.1.5 A certificate, signed by an Authorized Officer of each Borrower, stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing or would result from such initial Credit Extension or from the use of the proceeds therefrom, (b) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date and (c) the condition set forth in Section 4.1.10 below has been or is simultaneously being satisfied.

4.1.6 Written opinions of the Borrowers’ counsel, in form and substance satisfactory to the Agent and addressed to the Lenders, in substantially the form of Exhibit A.

4.1.7 Delivery of copies of the required regulatory authorizations identified on Schedule 4.

4.1.8 Any Notes requested by Lenders pursuant to Section 2.16 payable to the order of each such requesting Lender.

4.1.9 Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

4.1.10 Evidence satisfactory to the Agent (copies of which shall be provided to the Company) that either (a) the commitments under the Existing UE/Genco Credit Agreement shall have been terminated, all amounts outstanding thereunder shall have been paid and all letters of credit issued thereunder shall have been terminated or become Rollover Letters of Credit or (b) (i) the Borrowing Subsidiary shall have repaid all amounts owing by it under the Existing UE/Genco Credit Agreement, its borrower sublimit thereunder shall have been terminated and any letters of credit outstanding thereunder that have been issued for its account and have expiration dates beyond the Closing Date shall have been terminated or shall have become Rollover Letters of Credit, (ii) the aggregate commitment under the Existing UE/Genco Credit Agreement shall have been reduced by an amount equal to the Aggregate Commitment and (iii) the borrower sublimit of the Company under the Existing UE/Genco Credit Agreement shall have been reduced by the amount of its Borrower Sublimit.

4.1.11 All documentation and other information that any Lender shall reasonably have requested in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

4.1.12 Such other documents as any Lender or its counsel may have reasonably requested.

4.2. Each Subsequent Credit Extension. The Lenders and the Issuing Banks shall not be required to make any Credit Extension to a Borrower unless on the applicable Credit Extension Date (it being acknowledged and agreed that conversions and continuations of Loans and Advances that do not result in an increase in the Aggregate Outstanding Credit Exposure shall not be deemed to constitute Credit Extensions for purposes of this Section 4.2):

4.2.1 There exists no Default or Unmatured Default with respect to such Borrower and no Default or Unmatured Default with respect to such Borrower will result from such Credit Extension or from the use of the proceeds therefrom.

4.2.2 The representations and warranties of such Borrower contained in Article V are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3 All required regulatory authorizations of FERC and the Missouri Public Service Commission in respect of such Credit Extension to such Borrower shall have been obtained and shall be effective.

Each Borrowing Notice or request for the issuance of a Letter of Credit with respect to each such Credit Extension to a Borrower shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2.1, 4.2.2 and 4.2.3 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower severally as to such Borrower and, as applicable, its Subsidiaries, and not jointly with the other Borrower or its Subsidiaries, hereby represents and warrants to each Lender, each Issuing Bank and the Agent:

5.1. Existence and Standing. Such Borrower and each of its Subsidiaries (other than any Project Finance Subsidiary or Non-Material Subsidiary or an SPC) is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, other than the failure of any such Borrower to be qualified to transact business in any such jurisdiction to the extent such failure could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.2. Authorization and Validity. Such Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by such Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) requirements of reasonableness, good faith and fair dealing.

5.3. No Conflict. Neither the execution and delivery by such Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries the violation of which is known to, or could reasonably be expected to, have a Material Adverse Effect with respect to such Borrower or (ii) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of the New Illinois Credit Agreement, the New Genco Credit Agreement or any indenture or the material provisions of any material instrument or any material agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower or a Subsidiary pursuant to the terms of, the New Illinois Credit Agreement, the New Genco Credit Agreement or any such indenture, instrument or agreement.

5.4. Financial Statements. The consolidated financial statements of such Borrower, audited by PricewaterhouseCoopers LLP, as of and for the fiscal year ended December 31, 2009, and the unaudited consolidated balance sheets of such Borrower as of March 31, 2010, and June 30, 2010, and the related unaudited statement of income and statement of cash flows for the periods then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject in the case of such balance sheet and statement of income for the periods ended March 31, 2010, and June 30, 2010, to the absence of footnotes and subject to year-end adjustments) the consolidated financial condition of such Borrower at such dates and the consolidated results of the operations of such Borrower for the periods ended on such dates, were prepared, except in the case of such unaudited statements, in accordance with generally accepted accounting principles in effect on the dates such statements were prepared (except for the absence of footnotes and subject to year end audit adjustments) and fairly present the consolidated financial condition and operations of such Borrower at such dates and the consolidated results of their operations for the periods then ended. Except as disclosed in the financial statements referred to above or in the notes thereto or on Schedule 5 hereto, neither such Borrower nor any of its Subsidiaries has as of the Closing Date any material contingent liabilities.

5.5. Material Adverse Change. As of the Closing Date, since December 31, 2009, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of such Borrower and its Subsidiaries (other than any Project Finance Subsidiary) that could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, except for the Disclosed Matters.

5.6. Taxes. Such Borrower and its Subsidiaries have filed all U.S. federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by such Borrower or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 6.13.2). The IRS has closed audits of, or the statute of limitations has expired for, the U.S. federal income tax returns filed by each Borrower for all periods through the calendar taxable year ending December 31, 2004. The IRS has not closed audits of the U.S. federal income tax returns filed by any Borrower and its Subsidiaries for subsequent periods. No claims have been, or are being, asserted with respect to such taxes that could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower and no Liens have been filed with respect to such taxes (other than as permitted pursuant to Section 6.13.2). The charges, accruals and reserves on the books of such Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. As of the Closing Date, other than the Disclosed Matters, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting such Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to such Borrower or that seeks to prevent, enjoin or delay the making of any Loans to such Borrower.

5.8. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of such Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by such Borrower or other Subsidiaries of such Borrower. As of the Closing Date, all the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.10. Accuracy of Information. The written information, exhibits or reports (other than budgets, forecasts, projections and forward looking statements (collectively, “Projections”)) with respect to such Borrower furnished to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents as of the date prepared, and the information with respect to such Borrower communicated by responsible officers of such Borrower to attendees generally at any meeting or conference call of Lenders or prospective Lenders (including any due diligence meeting or call) scheduled or arranged by the Agent as of the date communicated, do not, when taken as a whole, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading. The Projections with respect to such Borrower furnished to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents as of the date furnished have been prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time such Projections were prepared.

5.11. Regulation U. Neither such Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) will constitute less than 25% of the value of those assets of such Borrower and its Subsidiaries that are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12. Material Agreements. Neither such Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (other than any of the foregoing evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

5.13. Compliance With Laws. Except for the Disclosed Matters, such Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, non-compliance with which could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.14. Ownership of Properties. Such Borrower and its Subsidiaries have good title to or rights to use (except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for the intended purposes), free of all Liens other than those permitted by Section 6.13, all of the assets material to the business of such Borrower and its Subsidiaries, taken as a whole, except where the failure to have such title or right could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.15. Plan Assets; Prohibited Transactions. Such Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the accuracy of the representations and warranties made in Section 9.12 and in any assignment made pursuant to Section 12.1, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the officers of such Borrower consider the effect of Environmental Laws on the business of such Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to such Borrower due to Environmental Laws. On the basis of this consideration, such Borrower has concluded that, other than the Disclosed Matters, there exists no violation of, no actual or contingent liability under, and no requirement under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect with respect to such Borrower. Except for the Disclosed Matters, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, neither such Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

5.17. Investment Company Act. Neither such Borrower nor any Subsidiary of such Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Federal Energy Regulatory Commission; Authorization. The Company is a “holding company” and the Borrowing Subsidiary is a “public utility”, as such terms are defined in the 2005 Act. The FERC has issued a FERC Order dated March 31, 2010, with respect to the Borrowing Subsidiary, which is in full force and effect, authorizing the incurrence of short-term indebtedness by the Borrowing Subsidiary in an aggregate principal amount outstanding not to exceed its FERC Limit. The authorization under the March 31, 2010 FERC Order expires March 31, 2012. Unless such authorization is no longer required by applicable laws and regulations (and the Agent shall have received confirmation thereof reasonably satisfactory to it), additional authorization from the FERC (or any governmental agency that succeeds to the authority of the FERC) or the Missouri Public Service Commission will be necessary for the Borrowing Subsidiary to obtain any Advances under this Agreement or to incur or issue short-term indebtedness, including Advances extended under this Agreement after March 31, 2012. No regulatory authorizations, approvals, consents, registrations, declarations or filings are required in connection with the borrowings by, and issuances of Letters of Credit for the account of, the Company or the Borrowing Subsidiary hereunder or the performance by each of Company and the Borrowing Subsidiary of its Obligations hereunder and under the other Loan Documents, except as set forth above or where the failure to have obtained, made or maintained any such authorizations, approvals, consents, registrations, declarations or filings could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower. No authorizations, approvals, consents, registrations, declarations or filings of, by or with any regulatory or governmental agency or body or of, by or with any other third party are required in connection with the execution and delivery by any Borrower of the Loan Documents, the borrowings by, and issuances of Letters of Credit for the account of, any Borrower hereunder or the performance by any Borrower of its Obligations, except as set forth above or where the failure to have obtained, made or maintained any such authorizations, approvals, consents, registrations, declarations or filings could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.19. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing with respect to such Borrower.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. Each Borrower will maintain, for itself and each of its subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent, and the Agent shall promptly deliver to each of the Lenders (it being agreed that the obligation of any Borrower to furnish the consolidated financial statements referred to in paragraphs 6.1.1 and 6.1.2 below may be satisfied by the delivery of annual and quarterly reports from such Borrower to the SEC on Forms 10-K and 10-Q containing such statements):

6.1.1 Within 75 days after the close of each fiscal year, such Borrower’s audited consolidated financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants and (b) any management letter prepared by said accountants.

6.1.2 Within 45 days after the close of the first three quarterly periods of each of its fiscal years, such Borrower’s consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles (except for the absence of footnotes and year-end adjustments) and consistency by its chief financial officer, controller or treasurer.

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by such Borrower’s chief financial officer, controller, treasurer or assistant treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default with respect to such Borrower exists, or if any such Default or Unmatured Default exists, stating the nature and status thereof.

6.1.4 As soon as possible and in any event within 10 days after such Borrower knows that any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of such Borrower, its Subsidiaries or any Commonly Controlled Entity in an aggregate amount exceeding $25,000,000, a statement, signed by the chief financial officer, controller or treasurer of such Borrower, describing said ERISA Event and the action which such Borrower proposes to take with respect thereto.

6.1.5 As soon as possible and in any event within 10 days after receipt by such Borrower, a copy of (a) any notice or claim to the effect that such Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by such Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, which, in the case of either clause (a) or (b) above, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

6.1.6 Promptly upon becoming aware thereof, notice of any upgrading or downgrading of such Borrower’s S&P Rating or Moody’s Rating or the rating (if any) of such Borrower’s Obligations hereunder, senior unsecured debt, commercial paper or First Mortgage Bonds or of such Borrower’s corporate, issuer or issuer default rating by Moody’s, S&P or Fitch.

6.1.7 Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds and Letters of Credit. Each Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances for general corporate purposes, including, for working capital, commercial paper liquidity support with respect to commercial paper issued by such Borrower or its Subsidiaries and other funding needs, to repay all amounts owing under the Existing UE/Genco Credit Agreement, to fund loans under and pursuant to the Money Pool Agreements or other short-term intercompany loan arrangements, and to pay fees and expenses incurred in connection with this Agreement. Each Borrower shall use the proceeds of Advances in compliance with all applicable contractual, legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, Regulation U and Regulation X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Each Borrower shall use the Letters of Credit for general corporate purposes.

6.3. Notice of Default. Within five (5) Business Days after an Authorized Officer of any Borrower becomes aware thereof, such Borrower will give notice in writing to the Agent of the occurrence of any Default or Unmatured Default and, unless otherwise reported to the SEC in such Borrower’s filings under the Securities Exchange Act of 1934, of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

6.4. Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a

Material Adverse Effect with respect to such Borrower, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise in which it is presently conducted or in a manner or fields of enterprise reasonably related thereto. Notwithstanding the foregoing, no Borrower or Subsidiary shall be prohibited from (i) dissolving any Inactive Subsidiary, (ii) consummating any merger or consolidation permitted under Section 6.10 or (iii) selling, transferring or otherwise disposing of any Subsidiary or assets to the extent permitted pursuant to Section 6.11 or 6.12.2 or (iv) terminating any right, privilege or franchise of a Borrower or any Subsidiary or the corporate or legal existence of any Subsidiary (other than the Borrowing Subsidiary) or changing the form of organization of a Borrower or any Subsidiary if such Borrower determines in good faith that such termination or change is in the best interest of such Borrower or such Subsidiary and is not materially disadvantageous to the Agent or the Lenders and, in the case of a change in form of organization of a Borrower, the Agent has consented thereto.

6.5. Taxes. Each Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct U.S. federal and all other applicable material foreign, state and local tax returns required by law and pay when due all U.S. federal and all other applicable material foreign, state and local taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been recorded in accordance with Agreement Accounting Principles.

6.6. Insurance. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and such Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws; Federal Energy Regulatory Commission or Missouri Public Service Commission Authorization. (a) Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower or the applicability thereof is being contested in good faith and in a diligent manner by appropriate proceedings.

(b) Each Borrower further agrees not to request any Advance or permit any Loan to remain outstanding hereunder in violation of any applicable FERC or Missouri Public Service Commission authorization described in Section 5.18 or any conditions thereof, as in effect from time to time.

6.8. Maintenance of Properties. Subject to Section 6.11, each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, maintain, preserve, protect and keep its Property material to the conduct of the business of such Borrower and such Subsidiaries, taken as a whole, in good repair, working order and condition (ordinary wear and tear excepted), so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection; Keeping of Books and Records. Each Borrower will, and will cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Borrower and such Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Borrower and such Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate. Each Borrower shall keep and maintain, and cause each of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

6.10. Merger. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, merge or consolidate with or into any other Person, except (i) any Subsidiary other than the Borrowing Subsidiary may merge or consolidate with a Borrower if such Borrower is the corporation surviving such merger, (ii) any Subsidiary other than the Borrowing Subsidiary may merge or consolidate with any other Subsidiary (other than any Project Finance Subsidiary or SPC), provided that, except as permitted pursuant to Section 6.11.15, each Borrower’s aggregate direct and indirect ownership interest in the survivor thereof shall not be less than such Borrower’s direct and indirect ownership interest in either of such Subsidiaries prior to such merger, provided, further, that any Subsidiary may merge or consolidate with any Project Finance Subsidiary or SPC if the corporation surviving such merger is a Subsidiary that is not a Project Finance Subsidiary or an SPC, (iii) the Illinois Merger may be consummated in accordance with the requirements of the New Illinois Credit Agreement, (iv) any Borrower or any Subsidiary may merge or consolidate with any Person other than a Borrower or a Subsidiary if (a) such Person was organized under the laws of the United States of America or one of its States and (b) such Borrower or such Subsidiary is the corporation surviving such merger; provided that, in each case, after giving effect thereto, no Default or Unmatured Default with respect to such Borrower will be in existence and (v) the Resources Transfer may be consummated.

6.11. Dispositions of Assets. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, lease, sell or otherwise dispose of (collectively, for purposes of this definition, a “disposition”) its Property to any other Person, including any of its Subsidiaries, whether existing on the date hereof or hereafter created, except:

6.11.1 Sales of electricity, natural gas, emissions credits and other commodities in the ordinary course of business.

6.11.2 A disposition (including by way of an Investment) of assets by a Subsidiary of such Borrower (other than, in the case of the Company, the Borrowing Subsidiary) to such Borrower or another Subsidiary of such Borrower.

6.11.3 (a) A disposition by the Borrowing Subsidiary, or any of its Subsidiaries, to another Subsidiary of the Company of Property received by the Borrowing Subsidiary or such Subsidiary after the date hereof from the Company, directly or indirectly through another subsidiary, specifically for transfer to the Subsidiary by the Borrowing Subsidiary or such Subsidiary, or (b) a disposition by a Borrower, or any of its Subsidiaries, to any other Affiliate of assets, property or cash received from an Affiliate (other than from a Borrower or a Subsidiary of a Borrower) specifically for transfer to such Affiliate of the Company.

6.11.4 The payment of dividends in cash or common equity by the Company or any Subsidiary to holders of its equity interests.

6.11.5 Advances of cash in the ordinary course of business pursuant to the Money Pool Agreements or other intercompany borrowing arrangements with terms substantially similar to those of the Money Pool Agreements.

6.11.6 A disposition of obsolete property or property no longer used in the business of such Borrower or its Subsidiaries.

6.11.7 The transfer pursuant to a requirement of law or any regulatory authority having jurisdiction, of functional and/or operational control of (but not of title to) transmission facilities of such Borrower or its Subsidiaries to an Independent System Operator, Regional Transmission Organization or to some other entity which has responsibility for operating and planning a regional transmission system.

6.11.8 Dispositions pursuant to Leveraged Lease Sales.

6.11.9 Leases, sales or other dispositions by such Borrower or any of its Subsidiaries of its Property that, together with all other Property of such Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by other provisions of this Section 6.11) since the Closing Date, do not constitute Property which represents more than fifteen percent (15%) of the Consolidated Tangible Assets of such Borrower as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the end of the fiscal year ending immediately prior to the date of any such lease, sale or other disposition; provided that in the case of the Company, each reference in this Section 6.11.9 to a “Subsidiary” of the Company shall be deemed to be a reference to a “subsidiary” of the Company.

6.11.10 Contributions, directly or indirectly, of capital, in the form of either debt or equity, by the Company or any Subsidiary to any Subsidiary,

and contributions by any such Subsidiary to one of its Subsidiaries of any such contribution received by such Subsidiary after the date hereof from the Company or a Subsidiary specifically for transfer to the Subsidiary of such Subsidiary.

6.11.11 Transactions under which the Borrower, or its Subsidiary, that disposes of its Property receives in return consideration (i) in a form other than equity, other ownership interests or indebtedness and (ii) of which at least 75% is cash, assets to be used by such Borrower or such Subsidiary in the business conducted by such Borrower or such Subsidiary and/or assumption of debt; provided that any such cash consideration so received, unless retained by such Borrower or its Subsidiary at all times prior to the repayment of all Obligations under this Agreement, shall be used (x) within twelve months of the receipt thereof for investment or reinvestment by such Borrower or its Subsidiary in its existing business or (y) within six months of the receipt thereof to reduce Indebtedness of such Borrower or its Subsidiary.

6.11.12 Transfers of Receivables (and rights ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization.

6.11.13 Disposition, directly or indirectly, by (x) Ameren Transmission Company or Ameren Illinois Transmission Company or (y) any Subsidiary of a Borrower (other than, in the case of the Company, the Borrowing Subsidiary) organized to carry on a business similar to that of Ameren Transmission Company and Ameren Illinois Transmission Company in the State of Missouri or the State of Illinois, of electric transmission facilities, and any and all property, plant and equipment and property rights and interests related thereto, acquired after the Closing Date, in exchange for cash and/or assumption of debt; provided that any such cash consideration so received, unless retained by Ameren Transmission Company, Ameren Illinois Transmission Company or such Subsidiary at all times prior to the repayment of all Obligations under this Agreement, shall be used within twelve months of the receipt thereof (x) for investment or reinvestment by Ameren Transmission Company, Ameren Illinois Transmission Company or such Subsidiary in its existing business, (y) to reduce Indebtedness of Ameren Transmission Company, Ameren Illinois Transmission Company or such Subsidiary or (z) to pay a dividend or return of capital to such Borrower.

6.11.14 The Resources Transfer.

6.11.15 In the case of the Company, any disposition to or Investment in any subsidiary.

6.11.16 Disposition of assets deemed to have occurred by virtue of the consummation of the Illinois Merger.

6.11.17 The redemption by the Borrowing Subsidiary of (x) its Preferred Stock, $7.64 Series and (y) its Subordinate Capital Income Securities, 7.69% Series due December 15, 2036.

Notwithstanding any of the foregoing exceptions in this Section 6.11, no Borrower will, or will permit its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, lease, sell or otherwise dispose of, in one or more transactions, assets representing all or substantially all the assets of such Borrower and its Subsidiaries taken as a whole; provided that in the case of the Company, each reference in this paragraph to a “Subsidiary” of the Company shall be deemed to be a reference to a “subsidiary” of the Company; provided, further, that this paragraph shall not be deemed to prohibit (a) the consummation of the Illinois Merger, (b) the Resources Transfer or (c) (i) any disposition of assets by a Borrower to a Subsidiary of such Borrower or by a Subsidiary of such Borrower (other than, in the case of the Company, the Borrowing Subsidiary) to such Borrower or another Subsidiary of such Borrower or (ii) any Permitted Securitization that in each case is otherwise permitted under this Section 6.11.

6.12. Indebtedness of Project Finance Subsidiaries, Investments in Project Finance Subsidiaries and Non-Material Subsidiaries and Other Investments; Acquisitions.

6.12.1 Neither any Borrower nor any of its Subsidiaries shall be directly or indirectly, primarily or secondarily, liable for any Indebtedness or any other form of liability, whether direct, contingent or otherwise, of a Project Finance Subsidiary nor shall any Borrower or any of its Subsidiaries provide any guarantee of the Indebtedness, liabilities or other obligations of a Project Finance Subsidiary. No Borrower will, or will permit any of its Subsidiaries to, make or suffer to exist Investments in Project Finance Subsidiaries or Non-Material Subsidiaries in excess of $100,000,000 in the aggregate for all the Borrowers and Subsidiaries at any time outstanding (net of return of capital (but not return on capital) in respect of each such Investment and valued at the time of the making of such Investment), of which no more than $50,000,000 may at any time be represented by Contingent Obligations in respect of obligations of Non-Material Subsidiaries. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, consummate any Acquisition other than an Acquisition (a) which is consummated on a non-hostile basis approved by a majority of the board of directors or other governing body of the Person being acquired and (b) which involves the purchase of a business line similar, related, complementary or incidental to that of such Borrower and its Subsidiaries as of the Closing Date unless the purchase price therefor is less than or equal to (i) $10,000,000 with respect thereto or (ii) $50,000,000 when taken together with all other Acquisitions consummated by all the Borrowers and Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) during the term of this Agreement which do not otherwise satisfy the conditions described above in this clause (b), and, as of the date of such Acquisition and after giving effect thereto, no Default or Unmatured Default shall exist with respect to such Borrower.

6.12.2 No Borrower will, or will permit any of its Subsidiaries to, make any Investment in, or lease, sell or otherwise dispose of any asset to, any Affiliate of the Company other than:

(i)	as would be permitted under Section 6.11.1, 6.11.2, 6.11.3, 6.11.4, 6.11.8, 6.11.10, 6.11.12, 6.11.14, 6.11.15, 6.11.16 and 6.11.17.

(ii)	Investments pursuant to cash management and money pool arrangements among the Company and its Affiliates (consistent with past practices and subject to compliance with record-keeping arrangements sufficient to allow at any time the identification of cash to the owners thereof at such time (it being understood that compliance with FERC or other applicable regulatory requirements to such effect shall be deemed sufficient)),

(iii)	loans by the Company to Affiliates (other than Subsidiaries) of the Company in an aggregate amount outstanding, together with any amounts outstanding pursuant to clause (iv) below and the principal amount outstanding of promissory notes issued pursuant to clause (vi) below, at any time not to exceed $1,000,000,000,

(iv)	equity Investments by the Company in Affiliates (other than Subsidiaries) of the Company in an aggregate amount outstanding (net of return of capital (but not return on capital) in respect of each such Investment and valued at the time of the making of such Investment), together with the principal amount outstanding under any loans made pursuant to clause (iii) above and the principal amount outstanding of promissory notes issued pursuant to clause (vi) below, at any time not to exceed $1,000,000,000,

(v)	transfers of assets to an Affiliate of the Company for fair market value (or, to the extent obligatory under applicable regulatory requirements, book value) paid in cash or in the form of tangible assets useful in the business of the Borrower or Subsidiary making such transfer,

(vi)	transfers of assets to an Affiliate of the Company for fair market value (or, to the extent obligatory under applicable regulatory requirements, book value) paid in the form of promissory notes of the transferees in an aggregate principal amount outstanding, together with the principal amount of any loans outstanding made pursuant to clause (iii) above and any amounts outstanding pursuant to clause (iv) above, at any time not to exceed $1,000,000,000,

(vii)	(a) a disposition by a Subsidiary to an Affiliate of the Company of Property received by such Subsidiary after the Closing Date from the Company, directly or indirectly through another subsidiary or Affiliate of the Company, specifically for disposition to such Affiliate, provided that such Investment by the Company in such Affiliate is otherwise permitted pursuant to the provisions of this Section 6.12.2, (b) a disposition by a Borrower, or any of its Subsidiaries, to any other Affiliate of assets, property or cash received from an Affiliate (other than from a Borrower or a Subsidiary of any Borrower) specifically for transfer to such Affiliate, or (c) an Investment in an Affiliate of the Company (other than an Affiliate that owns equity of the Company) by the Company or a Hybrid Vehicle of proceeds received by the Company or such Hybrid Vehicle from any issuance permitted hereunder of equity securities of the Company or Hybrid Securities, in each case, sold or issued specifically for the purpose of funding such Investment in such Affiliate,

(viii)	the payment of dividends in cash or common equity by a Borrower or any Subsidiary to holders of its equity interests,

(ix)	in the case of any Borrower, Investments in and leases, sales and other dispositions to Subsidiaries of such Borrower that have, on terms satisfactory to the Agent, become guarantors of such Borrower’s obligations under this Agreement, and

(ix)	any Investment by a Borrower in, or any other disposition by a Borrower to, an Affiliate of the Company, provided that the aggregate book value of all such Investments made and assets disposed of in reliance on this clause (ix) after the Closing Date by such Borrower does not exceed $25,000,000 at any time outstanding (net of return of capital (but not return on capital) in respect of each such Investment and valued at the time of the making of such Investment).

Notwithstanding any of the foregoing exceptions in this Section 6.12.2, no Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, lease, sell or otherwise dispose of, in one or more transactions, assets representing all or substantially all the assets of such Borrower and its Subsidiaries taken as a whole; provided that in the case of the Company, each reference in this paragraph to a “Subsidiary” of the Company shall be deemed to be a reference to a “subsidiary” of the Company; provided, further, that this paragraph shall not be deemed to prohibit (a) the consummation of the Illinois Merger, (b) the Resources Transfer or (c) (i) any disposition of assets by a Borrower to a Subsidiary of such Borrower or by a Subsidiary of such Borrower (other than, in the case of the Company, the Borrowing Subsidiary) to such Borrower or another Subsidiary of such Borrower (ii) any Permitted Securitization that in each case is otherwise permitted under this Section 6.12.2.

6.13. Liens. No Borrower will, or will permit any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC) to, create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower or any of its Subsidiaries (other than any Project Finance Subsidiary, Non-Material Subsidiary or SPC), except:

6.13.1 Liens, if any, securing the Loans and other Obligations hereunder.

6.13.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.13.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.13.4 Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, pensions, or other social security or retirement benefits, or similar legislation.

6.13.5 Liens existing as of the Closing Date and described in Schedule 2.

6.13.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.13.7 Deposits or accounts to secure the performance of bids, trade contracts or obligations (other than for borrowed money), vendor and service provider arrangements, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.13.8 Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of such Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of such Borrower or any such Subsidiary conducted at the property subject thereto.

6.13.9 Liens arising out of judgments or awards not exceeding (i) in the case of the Company, $50,000,000 in the aggregate at any time outstanding for the Company and all its Subsidiaries with respect to which appeals are being diligently pursued, and, pending the determination of such appeals, such judgments or awards having been effectively stayed, or not more than 45 days has elapsed prior to the satisfaction or payment of such judgment or award giving rise to such Lien and (ii) in the case of the Borrowing Subsidiary, $25,000,000 in the aggregate at any time outstanding for the Borrowing Subsidiary and its Subsidiaries with respect to which appeals are being diligently pursued, and, pending the determination of such appeals, such judgments or awards having been effectively stayed or not more than 45 days has elapsed prior to the satisfaction or payment of such judgment or award giving rise to such Lien.

6.13.10 Liens, securing obligations constituting neither obligations nor Contingent Obligations of the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate upon which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee of the whole thereof or any interest therein, including, but not limited to, for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.

6.13.11 Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution.

6.13.12 Liens created pursuant to the Existing UE Indenture securing First Mortgage Bonds; provided that the Liens of such Existing UE Indenture shall extend only to the property of the Borrowing Subsidiary (including, to the extent applicable, after acquired property) that is or would be covered by the Liens of the Existing UE Indenture as in effect on the date hereof.

6.13.13 Liens on assets of Resources securing Resources Permitted Debt.

6.13.14 Liens incurred in connection with the Peno Creek Project and the Audrain Project.

6.13.15 Liens existing on any capital assets of any Subsidiary of such Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.13.16 Liens on any capital assets securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring, constructing or repairing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion of construction or repair thereof.

6.13.17 Liens existing on any capital assets of any Subsidiary of such Borrower at the time such Subsidiary is merged or consolidated with or into such Borrower or merged with or consolidated into any Subsidiary and not created in contemplation of such event.

6.13.18 Liens existing on any assets prior to the acquisition thereof by such Borrower or any of its Subsidiaries and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets other than additions to or proceeds from the sale of such property.

6.13.19 Undetermined Liens and charges incidental to construction.

6.13.20 Liens on Property or assets of a Subsidiary of a Borrower in favor of such Borrower or a Subsidiary (other than a Project Finance Subsidiary, Non-Material Subsidiary or SPC) that is directly or indirectly wholly owned by such Borrower.

6.13.21 Liens representing the ownership interests or rights of a lessor or lessee in a Property leased or owned by a Borrower or any of its Subsidiaries.

6.13.22 Liens arising in connection with sales or transfers of, or financings secured by, Receivables, including Liens granted by an SPC to secure Indebtedness arising under a Permitted Securitization.

6.13.23 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of Section 6.13.12 through 6.13.22 provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

6.13.24 Liens, including Liens imposed by environmental laws, arising in the ordinary course of its business that (i) do not secure Indebtedness, (ii) do not secure obligations in an aggregate amount exceeding $30,000,000 at any time, and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business.

6.13.25 Liens not described in Sections 6.13.1 through 6.13.24 inclusive, securing Indebtedness or other liabilities or obligations of a Borrower or its Subsidiaries in an aggregate principal amount outstanding for all such Liens not to exceed 10% of the Consolidated Tangible Assets of such Borrower at the time of the incurrence of any such Lien; provided that in the case of the Company, each reference in this Section 6.13.25 to a “Subsidiary” of the Company shall be deemed to be a reference to a “subsidiary” of the Company.

6.14. Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than (x) with respect to the Borrowing Subsidiary and its Subsidiaries, the Borrowing Subsidiary and its Subsidiaries, and (y) with respect to the Company and its Subsidiaries, the Company and its subsidiaries) except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and, except to the extent that the terms and consideration of any such transaction are mandated, limited or otherwise subject to conditions imposed by any regulatory or government body, upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction; provided, however, that this Section 6.14 shall not prohibit or restrict (i) transactions that provide for the purchase or sale of Property or services at cost that are entered into with any services company that is a Subsidiary of the Company, (ii) investments pursuant to cash management and money pool arrangements among the Company and its subsidiaries (consistent with past practices and subject to compliance with record-keeping arrangements sufficient to allow at any time the identification of cash to owners thereof at such time (it being understood that compliance with FERC or other applicable regulatory requirements to such effect shall be deemed sufficient)), (iii) customary sale and servicing transactions with an SPC pursuant to, and in accordance with the terms of, a Permitted Securitization, (iv) the payment of dividends pursuant to Section 6.11.4 or 6.12.2(viii), (v) Investments and dispositions of assets permitted under Section 6.12.2 and (vi) the Resources Transfer.

6.15. Financial Contracts. No Borrower will, or will permit any of its Subsidiaries, to, enter into or remain liable upon any Rate Management Transactions except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

6.16. Subsidiary Covenants. No Borrower will, or will permit any of its Subsidiaries other than a Project Finance Subsidiary, a Non-Material Subsidiary or an SPC to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary other than a Project Finance Subsidiary or Non-Material Subsidiary or SPC (i) other than with respect to dividends payable by the Company to its shareholders, to pay dividends or make any other distribution on its common stock, (ii) to pay any Indebtedness or other obligation owed to such Borrower or any other Subsidiary of such Borrower, or (iii) to make loans or advances or other Investments in such Borrower or any other Subsidiary of such Borrower, in each case, other than (a) restrictions and conditions imposed by law or by this Agreement, the New Genco Credit Agreement or the New Illinois Credit

Agreement (or restrictions and conditions imposed under refinancings or replacements of the New Genco Credit Agreement or the New Illinois Credit Agreement that are substantially the same as those imposed by the New Genco Credit Agreement or the New Illinois Credit Agreement) or the documents governing Resources Permitted Debt (or restrictions and conditions imposed under refinancings or replacements of Resources Permitted Debt that are substantially the same as those imposed by such documents), (b) restrictions and conditions existing as of the Closing Date, in each case as identified on Schedule 3 (without giving effect to any amendment or modification expanding the scope of any such restriction or condition), (c) restrictions on dividends on the capital stock of the Borrowing Subsidiary entered into in connection with future issuances of subordinated capital income securities, to the extent the same are not more restrictive than those benefiting the holders of the Borrowing Subsidiary’s existing 7.69% Subordinated Capital Income Securities, (d) restrictions and conditions in agreements or arrangements entered into by (1) Electric Energy, Inc. regarding the payment of dividends or the making of other distributions with respect to shares of its capital stock or (2) Gateway Energy WGK Project, L.L.C., in each case, without giving effect to any amendment or modification expanding the scope of any such restriction or condition, (e) customary restrictions and conditions relating to an SPC contained in agreements governing a Permitted Securitization, and (f) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

6.17. Leverage Ratio. No Borrower will permit the ratio of (i) its Consolidated Indebtedness to (ii) its Consolidated Total Capitalization to be greater than 0.65 to 1.00 at any time; provided that Consolidated Indebtedness, solely as such term is used in, and solely for the purpose of, clause (i) of this Section 6.17, shall not include (A) subordinated indebtedness which, by it terms, is subordinated to the Obligations on terms not less favorable to the Lenders than those set forth in Exhibit F (it being understood that any such subordinated indebtedness will be expressly subordinated to all Obligations, including Obligations in respect of Letters of Credit), (B) Permitted Securitizations or (C) Hybrid Securities.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events (i) in respect of any Borrower shall constitute a Default with respect to such Borrower and (ii) in respect of the Borrowing Subsidiary shall also constitute a Default with respect to the Company; provided that, for the avoidance of doubt, a Default or Unmatured Default solely with respect to the Company or any of its Subsidiaries (other than the Borrowing Subsidiary and its Subsidiaries) will not constitute a Default or Unmatured Default with respect to the Borrowing Subsidiary if and to the extent no Default or Unmatured Default otherwise exists with respect to the Borrowing Subsidiary or any of its Subsidiaries:

7.1. Any representation or warranty made or deemed made by or on behalf of such Borrower (including any representation or warranty deemed made by such Borrower as to one of its Subsidiaries) to the Lenders, the Issuing Banks or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2. Such Borrower or, in the case of the Company, the Company or any of its Subsidiaries, shall fail to pay in respect of any Obligation owing by it (i) principal of any Loan when due, or (ii) interest upon any Loan or any Facility Fee or other Obligation under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3. The breach by such Borrower of any of the terms or provisions of Section 6.2, 6.3 (solely as such provision relates to a Default), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 or 6.17.

7.4. The breach by such Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after the earlier to occur of (i) written notice from the Agent or any Lender to such Borrower or (ii) an Authorized Officer otherwise becoming aware of any such breach.

7.5. Failure of such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) to pay when due (after the expiration of any applicable grace or cure periods) any Material Indebtedness; or the default by such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due, or to be required to be prepaid or repurchased, (other than by a regularly scheduled payment or a mandatory prepayment of a corresponding receipt by such Borrower or such Subsidiary (such as from the proceeds of sale, transfer, loss or other disposition of property or the issuance of Indebtedness, equity or other securities)) prior to its stated maturity or, with respect to the New Illinois Credit Agreement and the New Genco Credit Agreement, any commitment to lend thereunder to be terminated prior to its stated expiration date; or any Material Indebtedness of such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) shall be declared to be due and payable or the remaining outstanding principal amount thereof to be required to be prepaid or repurchased (other than by a regularly scheduled payment or a mandatory prepayment of a corresponding receipt by such Borrower or such Subsidiary (such as from the proceeds of sale, transfer, loss or other disposition of property or the issuance of Indebtedness, equity or other securities)) prior to the stated maturity thereof; provided that no Default shall occur under this Section 7.5 as a result of (i) any notice of voluntary prepayment delivered by such Borrower or any Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by such Borrower or any Subsidiary permitted hereunder as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) any other transaction which would otherwise be prohibited under any such Material Indebtedness Agreement if and to the extent that concurrently with the consummation of such transaction the Material Indebtedness thereunder is repaid in full with respect to the Borrower or Subsidiary which would otherwise have been in default of such Material

Indebtedness Agreement; and provided further that any “Default” of the Company under the New Genco Credit Agreement or the New Illinois Credit Agreement that consists solely of, or termination of any commitment to lend under the New Illinois Credit Agreement or the New Genco Credit Agreement that results solely from, a default by a borrowing subsidiary thereunder shall not constitute a Default under this Section 7.5 while no other “Default” exists with respect to the Company under the New Genco Credit Agreement or the New Illinois Credit Agreement, as applicable.

7.6. Such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any formal corporate or partnership action to effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

7.7. Without the application, approval or consent of such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC ), a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) or any Substantial Portion of its Property or the Property of any of its Subsidiaries (other than a Project Finance Subsidiary or a Non-Material Subsidiary or an SPC), or a proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors shall be instituted against such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) and such appointment shall continue undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC), which, when taken together with all other Property of such Borrower and/or, in the case of the Company, any such Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion of such Borrower’s or, in the case of the Company, the Company and its Subsidiaries’ Property, taken as a whole.

7.9. Such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC), shall fail within 45 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (net of any amount covered by insurance), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability (other than any liability discharged prior to the Closing Date) of such Borrower, its Subsidiaries or any Commonly Controlled Entity in an aggregate amount exceeding $25,000,000.

7.11. Nonpayment when due (after giving effect to any applicable grace period) by such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC), of obligations or settlement amounts under Rate Management Transactions in an aggregate amount of $25,000,000 or more (after giving effect to all netting arrangements and agreements), or the breach (beyond any grace period applicable thereto) by such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC) of any term, provision or condition contained in any Rate Management Transaction the effect of which is to cause, or to permit the counterparty(ies) thereof to cause, the termination of such Rate Management Transaction resulting in liability of such Borrower or such Subsidiaries for obligations and/or settlement amounts under such Rate Management Transactions in an aggregate amount of $25,000,000 or more (after giving effect to all netting arrangements and agreements).

7.12. Any Change in Control with respect to such Borrower shall occur.

7.13. Such Borrower or, in the case of the Company, any of its Subsidiaries, shall (i) be the subject of any proceeding or investigation pertaining to the release by such Borrower (or, in the case of the Company, any of its Subsidiaries) or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law; which, in the case of an event described in clause (i) or clause (ii), has resulted in liability to such Borrower or, in the case of the Company, any of its Subsidiaries, in an aggregate amount equal to $50,000,000 or more (in the case of the Company, in the aggregate for the Company and all its Subsidiaries), which liability is not paid, bonded or otherwise discharged within 45 days or which is not stayed on appeal and being appropriately contested in good faith.

7.14. Any material provision of any Loan Document shall fail to remain in full force or effect with respect to such Borrower or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any material provision of any Loan Document with respect to such Borrower.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to a Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC), the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to such Borrower (and, if such Borrower is the Borrowing Subsidiary, the Company) shall automatically terminate and the Obligations of such Borrower (and, if such Borrower is the Borrowing Subsidiary, the Company) shall immediately become due and payable without any election or action on the part of the Agent, any Issuing Bank or any Lender. If any other Default occurs with respect to a Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries or Non-Material Subsidiaries or an SPC to the extent excluded from such Default by the provisions of Article VII), the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to such Borrower, or declare the Obligations of such Borrower (and, in the case of a Default with respect to the Borrowing Subsidiary, of the Company) to be due and payable, or both, whereupon the Obligations of such Borrower (and, in the case of a Default with respect to the Borrowing Subsidiary, of the Company) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which such Borrower hereby expressly waives.

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to such Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to such Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower, the Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the other party or parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by each Borrower and the Agent to correct any administrative or other manifest error, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least seven Business Days’ prior written notice thereof and the Agent shall not have received, within seven Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the applicable Borrower, the Required Lenders and the Agent if, by the terms of such agreement, (i) the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) upon the effectiveness of such amendment, each Lender not consenting to such amendment shall receive payment in full of the principal of and interest accrued on each Advance made by it and all other amounts owing to it or accrued for its account under this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders, the Agent or the Issuing Banks to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of a Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Banks and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Agent and the Lenders, and between the Agent and the Lenders on one hand, and the Borrowers individually on the other hand, and supersede all prior agreements and understandings among and between such parties, as the case may be, relating to the subject matter thereof other than those contained in the fee letters described in Section 10.13, which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and no Lender or Issuing Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender or any Issuing Bank to perform any of its obligations hereunder shall not relieve any other Lender or any Issuing Bank of any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.1(c)), and, with respect to Sections 9.6, 9.10 and 10.11, the Arrangers, the Syndication Agents, the Documentation Agents and the Related Parties of any of the Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6. Expenses; Indemnification.

(i)	Subject to paragraph (iii) below, the Borrowers shall reimburse the Agent and each Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of one outside legal counsel for the Agent and the Arrangers, and reasonable out-of-pocket expenses of and reasonable fees for other advisors and professionals engaged by the Agent or any Arranger) paid or incurred by the Agent or the Arrangers in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification and administration of the Loan Documents. Subject to paragraph (iii) below, the Borrowing Subsidiary and the Company also agree to reimburse the Agent, each Arranger, the Issuing Banks, the Swingline Lender and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges and expenses of attorneys and paralegals for the Agent, the Arrangers, the Issuing Banks, the Swingline Lender and the Lenders, which attorneys and paralegals may be employees of the Agent, the Arrangers, the Issuing Banks, the Swingline Lender or the Lenders) paid or incurred by the Agent, such Arranger, any Issuing Bank, the Swingline Lender or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(ii)	Subject to paragraph (iii) below, the Borrowers hereby further agree to indemnify the Agent, each Arranger, each Issuing Bank, the Swingline Lender, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Agent, any Arranger, any Issuing Bank, the Swingline Lender, any Lender or any affiliate is a party thereto, and all attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they have resulted, as determined in a final non-appealable judgment by a court of competent jurisdiction, from the gross negligence or willful misconduct of the party seeking indemnification.

(iii)	Each amount payable under paragraph (i) or (ii) of this Section shall be an obligation of, and shall be discharged by (a) to the extent arising out of acts, events and circumstances related to a particular Borrower, such Borrower, and (b) otherwise, both Borrowers, with each of them being severally, but not jointly, liable for its Contribution Percentage of such amount; provided that the Company agrees that, if the Borrowing Subsidiary shall fail to pay any amount owed by it under clause (b) of this paragraph (iii) after a demand shall have been made by the Person to which such amount is owed, the Company shall promptly pay such amount (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of the Borrowing Subsidiary under this Section).

(iv)	To the extent that the Borrowers fail to pay any amount required to be paid by them to the Agent, any Arranger, the Swingline Lender or any Issuing Bank under paragraph (i) or (ii) of this Section, each Lender severally agrees to pay to the Agent, the Arrangers, the Swingline Lender or such Issuing Bank, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Arrangers, the Swingline Lender or such Issuing Bank in its capacity as such.

(v)	The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement and, as to each Borrower, the Availability Termination Date of such Borrower.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by any Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at such Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating such Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by such Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time (subject in the case of interim financial statements, to the absence of footnotes and year-end adjustments).

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability. The relationship between the Borrowers individually on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, any Arranger, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrowers. None of the Agent, any Arranger, any Issuing Bank or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ businesses or operations. The Borrowers agree that none of the Agent, any Arranger, any Issuing Bank or any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by the Loan Documents or any act, omission or event occurring in connection therewith unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or willful breach (not promptly remedied upon receipt of notice of such breach) of the party from which recovery is sought. None of the Borrowers, the Agent, any Arranger, any Issuing Bank or any Lender shall have any liability with respect to, and each of the Agent, each Arranger, each Issuing Bank, each Lender and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender and each Issuing Bank agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Borrowers, Lenders or Issuing Banks and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants and other professional advisors to, and agents, officers and employees of, such Lender or Issuing Bank, in each case which have been informed as to the confidential nature of such information, for use solely in connection with the transactions contemplated hereby, (iii) to regulatory officials having jurisdiction over it or its Affiliates, (iv) to any Person as required by law, regulation, or legal process (provided that, to the extent legally permitted, such Lender or Issuing Bank shall provide each Borrower with notice of such required disclosure to permit the Borrowers to contest the need for such disclosure), (v) to any Person in connection with any legal proceeding arising under or in connection with this Agreement, the Loan Documents or the transactions contemplated hereby to which such Lender or Issuing Bank is a party, (vi) to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under this Agreement, if and to the extent such Person has been informed as to the confidential nature of such information and has agreed to treat such information in accordance with the terms of this Section 9.11, (vii) to such Lender’s or Issuing Bank’s direct or indirect contractual counterparties in swap agreements or credit insurance providers with respect to the credit facilities established hereunder, or to legal counsel, accountants and other professional advisors to any of the foregoing, in each case which have been informed as to the confidential nature of such information and have agreed to treat such information in accordance with the terms of this Section 9.11, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to this Agreement or the Advances hereunder.

9.12. Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14. Disclosure. The Borrowers and each Lender and each Issuing Bank hereby acknowledge and agree that each Lender, each Issuing Bank and their Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.15. USA Patriot Act. Each Lender and each Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with its requirements. The Borrowers shall promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders and each of the Issuing Banks as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders and the each of the Issuing Banks irrevocably authorizes the Agent to act as the contractual representative of such Lender and such Issuing Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender or any Issuing Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders and the Issuing Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ and the Issuing Banks’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders or the Issuing Banks, (ii) is a “representative” of the Lenders and the Issuing Banks within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and the Issuing Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders or the Issuing Banks, or any obligation to the Lenders or the Issuing Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent. Without limiting any other power granted under any Loan Document, each Lender authorizes and directs the Agent to vote all the interests of the Lenders as a single bloc based upon the direction of the Required Lenders as contemplated by any Loan Document.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender or any Issuing Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain,

inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender and each Issuing Bank; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers’ or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders or the Issuing Banks information that is not required to be furnished by the Borrowers to the Agent at such time, but is voluntarily furnished by the Borrowers to the Agent (either in its capacity as Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction in writing by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or the Issuing Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and the Issuing Banks and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to the their Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Aggregate

Outstanding Credit Exposure) (determined as of the date of any such request by the Agent) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents in its capacity as Agent, (ii) to the extent not paid by the Borrowers, for any other expenses incurred by the Agent on behalf of the Lenders or the Issuing Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders or Issuing Banks) and (iii) to the extent not paid by the Borrowers, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders or Issuing Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent, (ii) any indemnification required pursuant to Section 3.5(vi) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof and (iii) the Agent shall reimburse the Lenders for any amounts the Lenders have paid to the extent such amounts are subsequently recovered from the Borrowers. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations, termination and expiration of the Letters of Credit and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Borrowers, the Lenders and the Issuing Banks.

10.10. Rights as a Lender. In the event the Agent is a Lender or an Issuing Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender or any Issuing Bank and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” or “Issuing Bank” shall, at any time when the Agent is a Lender or an Issuing Bank, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with each Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Independent Credit Decision. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, any Arranger or any other Lender or any other Issuing Bank and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrowers, such resignation to be effective upon the appointment of a successor Agent; provided that such successor Agent is a Lender or an Affiliate of a Lender, or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed; provided that such consent shall not be required in the event and continuation of a Default), shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or consented to by the Borrowers within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrowers or any Lender or any Issuing Bank, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lenders and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $1,000,000,000 (or such lower amount as shall be acceptable to the Company). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arrangers Fees. Each Borrower severally and not jointly agrees to pay to the Agent and each Arranger, for their respective accounts, the agent and arrangers fees agreed to by such Borrowers, the Agent and such Arranger pursuant to and in accordance with the letter agreements dated July 29, 2010, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrowers, the Lenders and the Issuing Banks agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates (it being agreed that the Agent will remain responsible for the performance of all such duties). Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Syndication Agent and Documentation Agents. The Lenders identified in this Agreement as “Syndication Agents” and the Lenders identified in this Agreement as the “Documentation Agents” shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, such Lenders shall not have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Borrower becomes insolvent, however evidenced, or any Default occurs with respect to a Borrower, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender or any Issuing Bank to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing by such Borrower to such Lender or such Issuing Bank, whether or not the Obligations, or any part thereof, shall then be due. Promptly upon the exercise of its right of setoff hereunder, each Lender and Issuing Bank shall deliver written notice thereof to the Agent, and the Agent shall make such notice available to the other Lenders and Issuing Banks.

11.2. Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to either Borrower, any other Subsidiary or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) Assignments.

(i)	Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) each Borrower; provided that no consent of the Borrowers shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if a Default has occurred and is continuing, for any other assignment;

(B) the Agent;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each Borrower and the Agent otherwise consent; provided that no such consent of the Borrowers shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this sentence shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)	Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.6).

(iv)	The Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative

Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Agent that such assignee is an Eligible Assignee.

(c) Participations.

(i)	Any Lender may, without the consent of either Borrower, the Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Agent, no participation shall be sold to a prospective participant that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant or requires the approval of all of the Lenders. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii)	A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5 as though it were a Lender.

(iii)	Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of any Loan Document notwithstanding any notice to the contrary.

(d) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIII

NOTICES

13.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Borrower, to it in care of Ameren Corporation, 1901 Chouteau Avenue, St. Louis, MO 63103, Attention of Jerre E. Birdsong, Vice President and Treasurer (Telecopy No. (314) 554-6328);

(ii)

if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention: Regina Harmon (Telecopy No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Bridget Killachey (Telecopy No. (212) 270-3308);

(iii)	if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

13.2. Change of Address. Any Borrower, the Agent, any Issuing Bank and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent, the Issuing Banks and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

15.2. CONSENT TO JURISDICTION. EACH BORROWER, EACH LENDER AND THE AGENT HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH SUCH PERSON HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR

PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3. WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Agent have executed this Agreement as of the date first above written.

AMEREN CORPORATION,

by	/s/ Ryan J. Martin
	Name:	Ryan J. Martin
	Title:	Assistant Treasurer

UNION ELECTRIC COMPANY,

by	/s/ Ryan J. Martin
	Name:	Ryan J. Martin
	Title:	Assistant Treasurer

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as Agent, the Swingline Lender, an Issuing Bank and a Lender,

by	/s/ Juan Javellana
	Name:	Juan Javellana
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: BARCLAYS BANK PLC

by	/s/ Ann Sutton
	Name:	Ann Sutton
	Title:	Director

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: BANK OF AMERICA, N.A.

by	/s/ Justin Martin
	Name:	Justin Martin
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

by	/s/ Bradford Joyce
	Name:	Bradford Joyce
	Title:	Authorized Signatory

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: BNP PARIBAS

by	/s/ Francis J. Delaney
	Name:	Francis J. Delaney
	Title:	Managing Director

by	/s/ Pasquale A. Perraglia IV
	Name:	Pasquale A. Perraglia IV
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: CREDIT SUISSE AG CAYMAN ISLANDS BRANCH

by	/s/ Ari Burger
	Name:	Ari Burger
	Title:	Vice President

by	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: DEUTSCHE BANK AG NEW YORK BRANCH

by	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

by	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: THE BANK OF NEW YORK MELLON

by	/s/ Richard Fronapfel, Jr.
	Name:	Richard Fronapfel, Jr.
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: THE BANK OF NOVA SCOTIA

by	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: THE ROYAL BANK OF SCOTLAND PLC

by	/s/ Emily Freedman
	Name:	Emily Freedman
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: UBS LOAN FINANCE LLC

by	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services US

by	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services US

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: U.S. BANK NATIONAL ASSOCIATION

by	/s/ Michael T. Sagges
	Name:	Michael T. Sagges
	Title:	Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: FIFTH THIRD BANK

by	/s/ Mark Zobel
	Name:	Mark Zobel
	Title:	Assistant Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: KEYBANK NATIONAL ASSOCIATION

by	/s/ Sherrie L. Manson
	Name:	Sherrie L. Manson
	Title:	Senior Vice President

SIGNATURE PAGE TO

AMEREN CORPORATION

MISSOURI CREDIT AGREEMENT

LENDER: CIBC INC.

by	/s/ Robert W. Casey, Jr.
	Name:	Robert W. Casey, Jr.
	Title:	Executive Director

SIGNATURE PAGE TO

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LENDER: MORGAN STANLEY BANK, N.A.

by	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

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LENDER: PNC BANK, NATIONAL ASSOCIATION

by	/s/ Jeffrey S. Potts
	Name:	Jeffrey S. Potts
	Title:	Senior Vice President

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LENDER: COBANK, ACB

by	/s/ Josh Batchelder
	Name:	Josh Batchelder
	Title:	Vice President

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LENDER: REGIONS BANK

by	/s/ John Holland
	Name:	John Holland
	Title:	Senior Vice President

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LENDER: THE NORTHERN TRUST COMPANY

by	/s/ Rick J. Gomez
	Name:	Rick J. Gomez
	Title:	Vice President

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LENDER: COMERICA BANK

by	/s/ Mark J. Leveille
	Name:	Mark J. Leveille
	Title:	Vice President

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LENDER: COMERICA BANK, N.A.

by	/s/ Douglas P. Best
	Name:	Douglas P. Best
	Title:	Vice President

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LENDER: UMB BANK, N.A.

by	/s/ Cecil G. Wood
	Name:	Cecil G. Wood
	Title:	Executive Vice President

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LENDER: THE BANK OF EAST ASIA, LIMITED NEW YORK BRANCH

by	/s/ Kenneth Pettis
	Name:	Kenneth Pettis
	Title:	Senior Vice President

by	/s/ Kitty Sin
	Name:	Kitty Sin
	Title:	Senior Vice President

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LENDER: HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY

by	/s/ Henry Hsieh
	Name:	Henry Hsieh
	Title:	Assistant Vice President

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